EXHIBIT 10.1

ASSET ACQUISITION AGREEMENT

among

AIRTRAN AIRWAYS, INC.,

as Purchaser and Assignee,

and

ATA HOLDINGS CORP.

and

ATA AIRLINES, INC.,

as Sellers

November 16, 2004

i

List of Schedules:
Schedule 2.3	Ground Support Equipment
Schedule 4.3	Adjustments to Acquisition Price
Schedule 6.4	Third Party Options
Schedule 6.6	Consents and Approvals
Schedule 6.7	Permits
Schedule 6.9	Title
Schedule 6.11	Assumed Contract Consents
Schedule 6.12	Slots
Schedule 6.13	Casualty
Schedule 6.15(a)	Midway Gates
Schedule 6.15(b)	Gate Leases
Schedule 6.15(c)	Gate Property Leases
Schedule 6.15(d)	Ground Equipment Leases
Schedule 6.15(e)	Owned Gate Items
Schedule 6.15(f)	Conditions of Gate Owned Items, Gate Property and Sellers’ Ground Support Equipment
Schedule 6.15(i)	Deferred Maintenance for Gate Items
Schedule 6.15(k)	Services Agreements
Schedule 6.16(a)	Environmental Compliance

Schedule 6.16(b)	Environmental Claims
Schedule 6.16(c)	Environmental Allegations
Schedule 6.16(d)	Environmental Sites
Schedule 6.17	Taxes
Schedule 6.18	Routes
Schedule 6.19	Intellectual Property
Schedule 6.20(a)	Leased Real Estate Assets
Schedule 6.20(e)	Impaired Leased Real Estate Assets
Schedule 8.21	Ticket Sales Agreement Routes and Frequency

List of Exhibits:

Exhibit A – Definitions

Exhibit B – Disclosure Schedules

Exhibit C – Assignment of Facilities Lease

Exhibit D – Sale Procedures Order

Exhibit E – Approval Order

v

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2004 (the “Execution Date”), by and among AirTran Airways, Inc., a Delaware corporation (“AirTran”), and ATA Holdings Corp., an Indiana corporation (“Holdings”) and its wholly-owned subsidiary ATA Airlines, Inc., an Indiana corporation (“ATA”) (Holdings and ATA as debtors and debtors in possession are collectively referred to as “Sellers” and each individually is referred to as “Seller”).

RECITALS

WHEREAS, Sellers desire to sell, assign and transfer to AirTran, and AirTran desires to purchase and acquire from Sellers, certain assets, rights, interests and properties of Sellers as herein described, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Sellers have filed voluntary petitions for reorganization pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”), and in connection with such filings intend to seek the entry of an order of the Bankruptcy Court approving this Agreement and authorizing Sellers to consummate the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, Holdings and ATA, jointly and severally, hereby agree with AirTran as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A hereto.

Section 1.2 Disclosure Schedules. References to “Schedules” shall mean the disclosure schedules delivered by AirTran and Sellers as of the Execution Date that are specifically made part of this Agreement. Any Schedule not delivered as of the Execution Date shall be completed by the party designated on Exhibit B, delivered to the non-preparing party in accordance with Section 13.1 on or by the date set forth on Exhibit B and, upon acceptance by the non-preparing party (which acceptance shall not be unreasonably withheld or delayed), shall be made a part of this Agreement as if such Schedule were originally attached hereto as of the Execution Date (unless the context requires otherwise).

ARTICLE II

ACQUISITION OF ASSETS

Section 2.1 Acquisition of Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing as described in Article V, Sellers shall:

(i) assign and transfer to AirTran, and AirTran shall assume, acquire and accept the assignment and transfer of, all of Sellers’ right, title and interest in and to that certain “Chicago Midway Airport Amended and Restated Airport Use Agreement and Facilities Lease” dated with an effective date of January 1, 1997, as amended and supplemented as of the Execution Date (the “Facilities Lease”) including without limitation all of Sellers’ right and interest thereunder in and to 14 gates, ramp space, and associated service facilities at Chicago’s Midway Airport, and

(ii) sell, transfer, convey, assign and deliver to AirTran, and AirTran shall purchase, acquire and accept transfer and assignment of, the following assets, properties and rights: (a) the Midway Gate Property (Sellers’ interest and rights in and to the Facilities Lease and the owned Midway Gate Property and the leased Midway Gate Property, collectively the “Midway Gates”; and the leased Midway Gate Property together with the Facilities Lease, collectively, the “Midway Leased Assets”), (b) two (2) transferable permanent arrival or departure slots (nos. 1022 and 1126) at Reagan (the “Permanent Slots”), (c) all Sellers’ right, title and interest in and to the airport facility leases, agreements or arrangements at outlying Stations served from Midway (exclusive of Stations in Indianapolis, Indiana, Los Angeles and San Francisco, California, Hawaii, Mexico, San Juan, Puerto Rico and other locations outside the United States within the Caribbean Basin) (collectively, the “Station Leases”) which AirTran elects by written notice to Sellers given within thirty (30) days of the Execution Date to assume at and from Closing together with all Gate Property and assumed Gate Property Leases, in each case relating to such assumed Station Leases (collectively, the “Acquired Station Assets”), (d) the rights of Sellers under the Service Agreements which AirTran elects to assume as of Closing, (e) any and all existing manufacturer or vendor warranties, customer support agreements, and similar items of Sellers relating to the forgoing, and (f) all books and records (or copies thereof, in which case the originals shall be made available to AirTran) of Sellers relating to the foregoing (excluding Sellers’ general home office financial and accounting books and records, access to which, however, shall be provided to AirTran upon request), all of the rights, interests, assets and property, real and personal, tangible and intangible, referenced in clauses (i) and (ii) above of this Section 2.1, together with all substitutions therefor and all accessions thereto and replacements and renewals thereof (collectively, the “Transferred Assets”), free and clear of all Liens except Permitted Liens.

Section 2.2 This Section Reserved.

Section 2.3 Ground Support Equipment. In addition to the Transferred Assets described in Section 2.1 above, AirTran is hereby granted the option with respect to, all or any portion of the Ground Support Equipment owned or leased by Sellers which is located or used at Midway Airport and/or at the facilities included in or covered by the Station Leases and not otherwise described in Section 2.1 above, exercisable at the Closing, to (i) purchase the Ground Support Equipment owned by Sellers at the Appraised Liquidation Value thereof or (ii) be assigned the Sellers’ leasehold interest in Ground Support Equipment leased by Sellers with AirTran assuming the lease rental and other obligations accruing post assignment at a rental or charge not greater than the rental payable by Sellers to the lessor or other contracting party under the applicable lease or arrangement (as the same may be adjusted downward by negotiation between AirTran and such lessors). Further AirTran may elect to acquire, by assignment and assumption of the lease rental obligations accruing after Closing, any Gate Property Leases. All the Ground Support Equipment is listed on Schedule 2.3 hereof (it being agreed that Sellers shall provide to AirTran within fifteen (15) days after the Execution Date a revised Schedule 2.3 with identification of Ground Support Equipment which is owned and that which is leased identified by station and the lease term and rent thereunder). AirTran may exercise this option and election at any time by giving written notice to Sellers up until 10 days prior to Closing. With respect to Ground Support Equipment to be purchased or leased by AirTran, AirTran shall arrange, at Sellers’ cost, for a qualified, nationally recognized appraiser of commercial aviation ground support equipment, reasonably acceptable to Sellers, to determine the Appraised Liquidation Value of each piece, item or component of the Ground Support Equipment and shall endeavor to obtain such valuation at least 10 days prior to Closing. After such Appraised Liquidation Value has been determined, AirTran may elect to exercise its purchase option, or if such option has already been exercised may withdraw such exercise, in each case, in whole or in part, by notice in writing to Sellers given at or prior to Closing. If AirTran elects to buy (or assume Sellers’ obligations accruing after Closing under any lease of) all or any portion of the Ground Support Equipment or assume all or any portion of Seller’s obligations accruing after Closing under any Gate Property Leases, such purchased or leased Ground Support Equipment and the Assumed Gate Property Leases shall be included within the definition of “Transferred Assets”, and the Appraised Liquidation Value of any such Ground Support Equipment which is to be purchased shall be added to the Acquisition Price hereinafter described. If AirTran desires to assume the lease obligations relating to any Ground Support Equipment which is included in a lease with other property, or is leased under a non-assignable lease, Sellers will use their best reasonable efforts to seek the necessary consents to such lease assignment, and failing to obtain such consent, will, at AirTran’s option, sublease or otherwise arrange or make available for the use by AirTran of such Ground Support Equipment after Closing.

Section 2.4 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the rights, properties and assets of Sellers and their Affiliates, including (i) ATA Connection located at Midway, (ii) any of the facilities (or property located at such facilities) covered by the Station Leases not acquired or assumed by AirTran pursuant hereto and (iii) with respect to Station Leases acquired or assumed by AirTran, any rights to repayment from lessors of such Station Leases of any amounts or rent and other charges and fees (including landing fees, terminal rents, ramp fees, FIS fees, equipment fees and fueling fees) for which payment in excess of amounts actually owed were made by Sellers to such lessors at any time prior to the Closing Date together with the right to the return of any letter of credit, bond or other security to the extent not applied by any such lessors to outstanding and unpaid obligations of Sellers to such lessors (collectively, the “Excluded Assets”) shall not be included in the Transferred Assets.

ARTICLE III

ASSUMPTION OF LIABILITIES

Section 3.1 Assumed Liabilities. AirTran shall assume and thereafter in due course pay and fully satisfy only the following liabilities and obligations of Sellers (collectively the “Assumed Liabilities”) and no other such liabilities or obligations:

(i) the liabilities and obligations of the lessee under the Facilities Lease, any Station Leases and related Gate Property Leases transferred to and assumed by AirTran hereunder;

(ii) the liabilities and obligations of the lessee under the Assumed Ground Equipment Leases, if any, and the Assumed Gate Property Leases, if any; and

(iii) the liabilities and obligations of Sellers under any other Assumed Contracts;

but in each such case only those accruing or arising solely from or with respect to the period after the Closing.

Except as set forth above, AirTran shall not assume or be liable for any other obligations or liabilities of Sellers or either Seller whatsoever (including, without limitation, any cure or other amounts payable to other parties under the Assumed Contracts accruing or arising with respect to any period prior to Closing); provided, however, that AirTran shall have the right, upon prior written notice to the Sellers, to pay any such cure amounts and offset such amounts against the Acquisition Price or any other amount due to one or more of the Sellers by AirTran.

Section 3.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, AirTran does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness whatsoever of either Seller, or any other Person whether primary or secondary, direct or indirect, contingent or guaranteed, other than solely the Assumed Liabilities. Sellers shall retain and, except to the extent excused or prohibited by the applicable provisions of the Bankruptcy Code, pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations other than the Assumed Liabilities, including, without limitation, those set forth below (all such liabilities and obligations retained by Seller being referred to herein as the “Retained Liabilities”):

(a) all obligations or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers that relate to any assets other than Transferred Assets or that relate to the Transferred Assets which are not Assumed Liabilities;

(b) all obligations or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers relating to Taxes with respect to the Transferred Assets or otherwise, for all periods, or portions thereof, on or prior to the Closing Date;

(c) all obligations or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by either Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement; and

(d) all liabilities and obligations of Sellers or any predecessor(s) or Affiliate(s) of Sellers’ resulting from, caused by or arising out of, directly or indirectly, the conduct of their respective businesses or ownership or lease of any of their properties or assets or any properties or assets previously used by either Seller (including without limitation the Transferred Assets) at any time prior to or on the Closing, including without limitation such of the foregoing (i) as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of requirement of any Law, or (ii) that relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial Laws, occupational safety and health Laws or other Laws.

Neither of Sellers nor AirTran has granted to the other any covenant of non-competition and nothing in this Agreement shall be deemed to preclude either party from competing with any business or schedule flight services of the other.

ARTICLE IV

ACQUISITION PRICE

Section 4.1 Acquisition Price. In consideration of the assignment, transfer and conveyance to AirTran of all right, title and interest in and to the Transferred Assets and the other rights assigned, granted or transferred to AirTran pursuant hereto, and subject to the conditions and in accordance with the terms hereof, AirTran shall (a) assume at Closing the Assumed Liabilities, and (b) pay to or on behalf of Sellers as and when hereinafter provided an aggregate of $89,955,000, subject to adjustments as provided in Section 2.3 and Section 4.3, prorations as provided in Section 4.4 and any offsets to the Acquisition Price pursuant to Section 4.6 (collectively, the Assumed Liabilities assumed pursuant to clause (a) above and the amount referenced in clause (b) above, as adjusted, prorated and/or setoff, the “Acquisition Price”). The portion of the Acquisition Price referenced in clause (b) above shall be paid as follows: (i) $42,000,000 to Sellers in cash at Closing (plus or minus the adjustments described above), (ii) approximately $6,990,362 to the City of Chicago on behalf of Sellers in payment of the Chicago Construction Loan Indebtedness plus payment of such other amounts described in Section 4.3(c) and (iii) the balance to Sellers in cash installments of $12,000,000 on January 11, 2005 (less any amounts paid pursuant to Section 4.3(c) in excess of $6,990,362), and $6,964,638 on April 1, 2005 and up to $22,000,000 in installments as and to the extent provided in Section 4.3(d).

Section 4.2 Allocation of Acquisition Price. AirTran shall, within 120 days after the Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld, conditioned or delayed) a schedule allocating the Acquisition Price among the Transferred Assets in accordance with Treasury Regulation 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. Sellers shall be entitled to object to any allocation that causes the amount of Taxes to be paid by Sellers pursuant to Section 4.5 to exceed the Sales or use Tax, if any, which would be payable on the sale of the Owned Ground Equipment for the Appraised Liquidation Value thereof, unless AirTran shall pay to Sellers at Closing the amount of such additional Taxes which are required to be paid by Sellers. If Sellers raise objections, AirTran and Sellers will negotiate in good faith to resolve such objections. AirTran and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, if any, consented to, or required to be consented to, by Sellers, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). AirTran and Sellers and each Affiliate of Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Acquisition Price, pursuant to this Agreement. If and to the extent the parties are unable to agree on such allocation, each shall be free to make its own allocation for tax purposes. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

Section 4.3 Adjustments to Acquisition Price.

(a) In the event that, as a result of the operation of Section 11.1, any Transferred Asset that would be otherwise purchased or acquired at the Closing is not purchased or acquired at the Closing (or in the event that any tangible Transferred Asset has been damaged as described in Section 11.1, but such damage has not been fully repaired), then the Acquisition Price shall be reduced to the extent and as provided in Section 11.1, except as otherwise set forth in paragraph (b) below;

(b) With respect to any Gate, Ground Support Equipment, Ground Equipment Lease, Gate Property, Gate Property Lease, or any other Transferred Asset that is not transferred to AirTran at the Closing for any reason, the portion of the Acquisition Price allocated to each such item (and, accordingly, the Acquisition Price as a whole) shall be reduced by an amount consistent with the allocations as set forth on Schedule 4.3 or as mutually agreed by the parties hereto if not specifically included thereon;

(c) AirTran shall deduct from the cash portion of the Acquisition Price to be paid at Closing and pay over to the City of Chicago, Illinois the amounts owing to the City of Chicago in respect of the approximately $6,990,362 outstanding principal amount of unsecured construction loans made to ATA to fund the jet bridge extension at Midway Airport (such obligations being loan advances in the aggregate principal amount of $7,173,763 representing indebtedness for money borrowed by Sellers pursuant to the Chicago Construction Loan (the “Chicago Construction Loan Indebtedness”), and any other amounts necessary to satisfy any other obligations as to which the failure to perform or cure would constitute a default or an event of default under the Facilities Lease or the Chicago Construction Loan Agreement; provided, however, in no event shall AirTran be permitted or required to pay, assume or deduct in excess of $8,000,000 from the cash portion of the Acquisition Price for such payment (or assumption of such payment) to the City of Chicago; and

(d) AirTran shall pay to Sellers up to $22,000,000 of the Acquisition Price referenced in clause (b) of Section 4.1 as and to the extent as follows: on the twentieth (20th) day of each calendar month, commencing with the month after Closing and continuing until December 31, 2012 AirTran shall pay to Sellers a marketing fee of $400 for each Designated Midway Revenue Flight which is made during such period by AirTran or any of its successors and assigns (including flights of AirTran under the Wet Leases or any other wet lease with any other air carrier), up to but not exceeding an aggregate maximum of all such payments during such period of $22,000,000. Accompanying each such payment, AirTran shall provide Sellers with appropriate documentation showing the number of Designated Midway Revenue Flights and calculating the amount due to Sellers for such flights during the prior month. ATA shall have the right upon reasonable prior written notice to AirTran to audit the prior year’s flight records of AirTran at mutually agreeable times to confirm the number of Designated Midway Revenue Flights during any applicable period or periods but no such audit shall interfere with AirTran’s normal business operations. All such information shall be kept confidential by Sellers and Sellers’ auditors and used for no other purpose than to confirm the amount due from AirTran from such flights. No such audit may be conducted later than within the calendar year following the year to be audited.

Section 4.4 Prorations. Sellers shall bear all personal property and ad valorem tax liability with respect to the Transferred Assets if the lien or assessment date arises or relates to any period prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other property Taxes, ad valorem Taxes and similar recurring Taxes and fees and charges on or with respect to the Transferred Assets, and all lease payments or similar recurring payments under lease agreements that are Assumed Contracts, shall be pro rated between AirTran and the applicable Seller as of 12:01 a.m. Indianapolis time on the Closing Date. All payments to be made by AirTran or either Seller in accordance with this Section 4.4 shall be made, to the extent then determinable, by way of adjustments to the cash portion of the Acquisition Price to be paid to Sellers by AirTran at the Closing. AirTran shall have the right of reasonable review and approval of each Seller’s property tax returns and assessments and the right to contest any assessment for which AirTran bears any economic responsibility. Sellers shall reasonably cooperate with AirTran to advance any contest.

Section 4.5 Transfer Taxes. Any sales, use, transfer, recording or similar taxes due as a result of the transactions provided for herein shall be paid by Sellers. Notwithstanding the foregoing, the Approval Order shall contain a provision that the Sellers’ sale, transfer, assignment and conveyance of the Transferred Assets to AirTran hereunder shall be entitled to the protections afforded under Section 1146(c) of the Bankruptcy Code (but the failure of the Approval Order to contain such provisions shall not relieve Seller of their obligation to pay the items specified in the first sentence of this Section 4.5). AirTran will cooperate reasonably with reasonable written requests of Sellers to minimize any such Taxes, including with respect to delivery location.

Section 4.6 Offsets to Acquisition Price. The Acquisition Price payable by AirTran to Sellers at the Closing shall be offset by crediting AirTran with the following amounts (collectively, the “Acquisition Price Offset Amount”):

(a) Sellers’ payment obligation to AirTran under Section 8.8; and

(b) such other amounts, if any, owed by Sellers to AirTran or required hereby to be paid by Sellers to third parties under this Agreement with respect to the Transferred Assets or otherwise that are unpaid and outstanding as of the Closing Date.

ARTICLE V

CLOSING

Section 5.1 Closing. The consummation of the purchase, assignment and transfer of all right, title and interest in and to the Transferred Assets contemplated hereby (the “Closing”) shall take place at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana subject to the satisfaction or waiver of the conditions set forth in Section 5.4 and Section 5.5, as soon as practicable after the Execution Date and in any event not later than the Scheduled Closing Date, or at such other time and place and on such other date as AirTran and Sellers shall agree (the “Closing Date”).

Section 5.2 Deliveries at Closing. At the Closing:

(a) Sellers shall deliver to AirTran the items described in clauses (i) through (v) below, to the extent applicable with respect to the Closing:

(i) an assignment containing the terms and conditions agreed between AirTran and the City of Chicago as set forth in Exhibit C, which assignment shall be in form and substance satisfactory to AirTran and pursuant to which Sellers will assign all right, title and interest of Sellers in and to the Facilities Lease (the “Facilities Lease Assignment”) and a general bill of sale and assignment, in form and substance reasonably satisfactory to AirTran (the “Bill of Sale”), in each case with respect to the Transferred Assets to be conveyed by Sellers at the Closing together with any other documents reasonably requested by AirTran so as to assign, transfer and convey to AirTran good and valid title, free and clear of all Liens (other than Permitted Liens), to all right, title and interest in and to the Transferred Assets, each executed by ATA;

(ii) instruments of conveyance or consents to assignment for the assignment of the Permanent Slots, in form and substance reasonably satisfactory to AirTran, executed by each applicable Seller;

(iii) the officers’ certificates referenced in Section 5.4(c);

(iv) the agreements referred to in Sections 8.7, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22 (if any), 8.24 (if any) and 9.4; and

(v) all other agreements, documents, certificates, instruments or writings contemplated or described herein or as reasonably requested by AirTran in connection herewith.

(b) Sellers shall use their best efforts to effect, by appropriate transfer documents satisfactory in form and substance to AirTran, the transfer at Closing to AirTran of all Sellers’ interest in such of the Station Leases, the Assumed Ground Equipment Leases, the

Service Agreements and the Assumed Gate Property Leases, as AirTran may request. In the event, despite Sellers’ best reasonable efforts, Sellers are unable to assign or transfer any such leases or agreements, such failure shall not be a default by Sellers under this Agreement or a basis for termination of this Agreement by AirTran, but, in such event, Sellers shall cooperate fully with AirTran, by such alternative arrangements as may be reasonably available, to provide AirTran with the benefit of such leases or agreements. To the extent consistent with the level of AirTran’s use of the facilities governed by the Station Leases, and so long as neither of Sellers is owned or controlled, directly or indirectly, by another airline, or under common control with another airline (exclusive of Chicago Express Airlines, Inc.), AirTran will at Closing, or as promptly after Closing as practicable, enter into arrangements with Sellers, as may reasonably be requested by Sellers at Closing, to permit Sellers continued access on commercially reasonable terms, to be agreed by the parties, to such facilities governed by the Station Leases assumed by AirTran and the Assumed Gate Property Leases that are and so long as staffed by AirTran personnel. Such arrangements shall be for a period of at least two (2) years from the date of Closing, or the earlier termination of such Station Leases (no such arrangements to be further assignable or transferable by Sellers);

(c) AirTran shall deliver to Sellers, to the extent applicable with respect to the Closing, the items described in clauses (i) through (iv) below:

(i) the portion of the Acquisition Price to be paid at Closing (less as provided in Section 4.1), by wire transfer of immediately available funds to the account or accounts designated by Sellers;

(ii) one or more assumption agreements pursuant to which AirTran assumes at the Closing the Assumed Liabilities being assumed at the Closing, in form and substance reasonably satisfactory to Sellers (collectively, the “Assumption Agreement”), each duly executed and delivered by AirTran;

(iii) the officer’s certificate referenced in Section 5.5(c); and

(iv) all other agreements, documents, certificates, instruments or writings contemplated or described herein or as reasonably requested by Sellers in connection herewith.

Section 5.3 Delivery of Transferred Assets. At Closing, Sellers shall assign, transfer and convey to, and place AirTran in full possession and control of, the Transferred Assets to be acquired by AirTran at the Closing.

Section 5.4 Conditions Precedent to Obligations of AirTran. The obligations of AirTran under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of AirTran:

(a) All representations and warranties of Sellers in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material

Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of that date (other than any such representations or warranties that expressly speak only as of an earlier date).

(b) All of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) AirTran shall have received a certificate or certificates, dated as of the Closing Date, executed on behalf of Sellers, each by an authorized executive officer thereof, certifying in such detail as AirTran may reasonably request that the conditions specified in Section 5.4(a) and Section 5.4(b) hereof have been fulfilled.

(d) The waiting period under the HSR Act or any other applicable competition, merger, control, Antitrust Law or similar Law shall have expired or terminated, and the FAA, DOT and any other Governmental Authorities whose consent is or may be required for consummation of the transactions contemplated hereby shall have issued all approvals required for the transactions contemplated hereby, and no condition or requirement unacceptable to AirTran in its sole discretion shall be imposed on or required of AirTran or any of its Affiliates as a result of or as a condition to any of the foregoing.

(e) All Consents described or referred to in Section 6.6 or referred to on Schedule 6.6 and otherwise required to consummate the Closing hereunder and to enter into the agreements described herein shall have been obtained (without any limitation, restriction or condition not otherwise applicable to the applicable Seller being imposed on AirTran or its ownership or use of any Transferred Assets).

(f) No action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. §157(b) and (c)) shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other Person to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement or that, if adversely determined, could be materially adverse to the operation or use of the Transferred Assets, and any such actions, suits or proceedings that have theretofore been brought and determined shall have become Final Orders without having any of the foregoing and without the imposition of any condition or requirement on AirTran.

(g) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing, materially adversely affecting, or prohibiting consummation of the transactions contemplated by this Agreement.

(h) No loss of or damage to any Transferred Asset(s) shall have occurred since the Execution Date, except for (i) damage that has already been fully repaired or is addressed in Section 11.1, (ii) losses that have been replaced with assets of comparable or higher quality with the reasonable approval of AirTran, (iii) losses of Ground Support Equipment, or (iv) uninsured losses or damage to the Gate Property or Ground Support Equipment which AirTran, acting reasonably and in good faith, considers immaterial.

(i) No loss or modification of or limitation on any Assumed Contract shall have occurred since the Execution Date without the written consent of AirTran in its sole discretion, including without limitation any forfeiture, expiration without renewal, termination or other loss thereof, other than modifications or limitations which AirTran, acting reasonably and in good faith, considers immaterial to any assumed Ground Equipment Leases or assumed Gate Property Leases.

(j) No Slot shall have been withdrawn by the FAA or designated for withdrawal by the FAA for any reason whatsoever (except those that have been reinstated as of the Closing and those relinquished) and Sellers’ right or license to use any Slot shall have not expired without renewal or have been terminated or revoked by the FAA for any reason whatsoever (except those that have been reinstated as of the Closing) and no Law shall have been enacted, adopted, modified, amended or repealed after the Execution Date, the effect of which is to materially limit or prohibit the use by Sellers of any Slot.

(k) The Approval Order shall have been entered and shall have become a Final Order.

(l) Any Environmental Assessments or additional non-intrusive due diligence on real estate assets conducted by or on behalf of AirTran (there being no duty of or on AirTran to conduct any such assessment or due diligence and the failure to do so shall not adversely affect any representation or warranty of Sellers) shall have been completed with results reasonably satisfactory to AirTran in its sole discretion and no material expenditures shall be required to remediate or otherwise cure any actual or potential Environmental Claim (for purposes of this provision any expenditures which individually or in the aggregate may reasonably be expected to exceed $250,000 shall be deemed material); provided, however, this condition shall be deemed waived by AirTran if it does not notify Sellers in writing on or before the expiration of the Evaluation Period of the failure of this condition and of AirTran’s election to terminate this Agreement by reason of such failure.

(m) No event, events or circumstance shall have occurred since the Execution Date which, independently or together with any other event, events or circumstance that have occurred or are in AirTran’s opinion reasonably likely to occur, have or in AirTran’s opinion are reasonably likely to have a Material Adverse Effect.

(n) The agreements referred to in Sections 8.7, 8.16-8.22, inclusive, Section 8.24 and Section 9.4, together with all other agreements required to be entered into by the terms hereof, shall have been duly and validly executed and delivered by the parties.

(o) The City of Chicago shall have given its consent to the assignment and transfer of the Midway Leased Assets to AirTran, and shall have waived any default which now or hereafter may exist by reason of any default under the Training Center Agreements (it being acknowledged that the consent of the City of Chicago may include gate utilization covenants with which AirTran must comply, but Sellers and AirTran agree that such utilization covenants must be satisfactory to AirTran in its sole and absolute discretion) and shall have confirmed that the unpaid amounts due under the Chicago Construction Loan Indebtedness, and any other amounts necessary to satisfy any other obligations as to which the failure to perform or cure would constitute a default or an event of default under the Facilities Lease or the Chicago Construction Loan, is less than $8,000,000.

(p) The City of Chicago shall have entered into the New Right of Entry Agreement with AirTran.

Section 5.5 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of Sellers:

(a) All representations and warranties of AirTran made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and as of the Closing Date as if made on and as of that date (other than such representations or warranties that expressly speak only as of an earlier date).

(b) All of the terms, covenants and conditions to be complied with and performed by AirTran on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of AirTran by an authorized executive officer thereof, certifying in such detail as Sellers may reasonably request that the conditions specified in Section 5.5(a) and Section 5.5(b) have been fulfilled.

(d) The waiting period under the HSR Act or any other applicable competition, merger, control, Antitrust Law or similar Law shall have expired or terminated, and the FAA, DOT, City of Chicago, Chicago City Council and any other Governmental Authorities whose consent is required for consummation of the transactions contemplated hereby shall have issued all approvals required for the transactions contemplated hereby.

(e) There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement.

(f) AirTran and Sellers shall have duly and validly executed and delivered the Alliance Agreement.

(g) The Approval Order shall have been entered and shall have become a Final Order.

(h) The City of Chicago shall have given its consent to the assignment and transfer of the Midway Leased Assets to AirTran and waived any cross default under the Facilities Lease that now or hereafter exists by reason of any other agreement between the City of Chicago and Sellers.

(i) No action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c)) shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other Person to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of any transactions contemplated by this Agreement, and any such actions, suits or proceedings that have theretofore been brought and determined shall have become Final Orders without having any of the foregoing and without the imposition of any condition or requirement on Sellers.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to any exceptions set forth in the Schedules delivered by Sellers pursuant to Section 1.2, each of the Sellers makes the following representations and warranties to AirTran with respect to itself and each other Seller, as applicable, each of which shall be true and correct as of the Execution Date and as of the Closing Date (except to the extent expressly relating solely to a specific date, in which event it shall be true and correct as of such date) and shall be unaffected by any investigation heretofore or hereafter made by or on behalf of AirTran or its Affiliates.

Section 6.1 Organization and Good Standing. Each Seller is a corporation duly organized and validly existing under the laws of its respective jurisdiction of organization and has the requisite corporate or other organizational power and authority to own, lease or otherwise hold its properties and assets and carry on its business as presently conducted. Each Seller is qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Authorization and Effect of Agreement. Each Seller has the requisite corporate power and authority (a) to execute and to deliver this Agreement and the Ancillary Agreements to which it will be a party and (b) in the event the Sale Procedures Order and the Approval Order are entered by the Bankruptcy Court, to perform its obligations hereunder and under any such Ancillary Agreements. The execution and delivery by each Seller of the Ancillary Agreements to which it will be a party have been (or will be at the time of execution thereof) duly authorized by all necessary corporate or other organizational action on the part of such Seller. The execution and delivery of this Agreement and the Ancillary Agreements by Sellers, and subject to clause (b) above, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by their Boards of Directors and no other corporate action on the part of Sellers is necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. The execution and delivery by each Seller of the Ancillary Agreements to which it will be a party have been (or will be at the time of execution thereof) duly authorized by all necessary corporate or other organizational action on the part of such Seller. This Agreement has been duly and validly executed and delivered by Sellers and constitute valid and binding obligations of Sellers, enforceable against Sellers in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, including, without limitation, for purposes of the representation and warranty being made as of the Closing Date, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Cases, and (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (c) competing offers as described in Section 8.13(a), and entry of the Approval Order. Each of the Ancillary Agreements, executed and delivered by Sellers or any Seller, or any of their Affiliates, as applicable, at the Closing, shall constitute a valid and binding agreement of Sellers or such Seller, or Affiliate, enforceable against Sellers or such Seller or Affiliate in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, including, without limitation, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Cases, and (b) as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3 No Conflicts. The execution and delivery by Sellers of this Agreement and any Ancillary Agreements to which they or either of them will be a party and the execution and delivery by each Affiliate of either of the Sellers of each Ancillary Agreement to which such Affiliate will be a party do not and will not, as applicable, and, in the event the Approval Order is entered by the Bankruptcy Court and shall become a Final Order and the requisite consents are obtained as contemplated by Section 6.6, the performance by each Seller of the transactions contemplated by this Agreement or such Ancillary Agreements, as applicable, will not, (a) conflict with, or result in any violation of, or constitute a default under (except as a result of the Chapter 11 Cases), or, as applicable, give rise to the creation of a Lien upon any of the Transferred Assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (i) any provision of the articles of incorporation or bylaws or other applicable constituent documents of either Seller, (ii) and except for consents required to assign certain Assumed Contracts as described on Schedule 6.11 hereto, any of the terms, conditions or provisions of any Contract by which either Seller is bound, (iii) any Law applicable to or binding on either Seller or any of its respective assets, (b) affect the ability of AirTran to own, use or operate the Transferred Assets following the Closing in substantially the same manner as the Transferred Assets are presently owned, used or operated by either Seller, (c) create any Lien on or any right of any third party to purchase, use or operate any of the Transferred Assets or (d) accelerate or trigger any right or obligation of any party under any Assumed Contract.

Section 6.4 No Third Party Options. Except as set forth in Schedule 6.4, there are no existing agreements, options or commitments granting to any Person the right to acquire either Seller’s right, title or interest in or to any of the Transferred Assets or any interest therein.

Section 6.5 Data. All Data are true and correct in all material respects (other than FAA maintenance records, which are true and correct in all respects) and are accurately extracted from the books and records of Sellers.

Section 6.6 Consents and Approvals. Other than in connection with the entry of the Sale Procedures Order, entry of the Approval Order and as set forth on Schedule 6.6, the execution and delivery by Sellers of this Agreement and any Ancillary Agreements to which it will be a party does not and will not, and the consummation by Sellers of the transactions contemplated hereby and thereby will not, require any Consent, except (a) as disclosed on Schedule 6.11, (b) for compliance with the HSR Act, (c) as required by the FAA, (d) as required by the DOT, and (e) as required by the City of Chicago.

Section 6.7 Permits; Compliance with Law. Schedule 6.7 sets forth a true, correct and complete list of all Permits. Sellers possess all Permits necessary for the operation and ownership of the Transferred Assets. All Permits issued to either Seller are in full force and effect. No outstanding violations are or have been recorded in respect of any of the Permits. The use and operation by either Seller of the Transferred Assets and the conduct of its business comply with all Laws and the requirements and conditions of all Permits, including without limitation all applicable operating certificates and authorities, common carrier obligations, airworthiness directives, and all other rules, regulations, directives and policies of the FAA, DOT, City of Chicago, Chicago City Council and all other Governmental Authorities having jurisdiction over the Transferred Assets and the business conducted by Sellers. No proceeding is pending or, to either Seller’s knowledge, threatened to revoke, withdraw or limit any such Permit, and there is no fact, error or admission relevant to any Permit that would permit the violation of or revocation, withdrawal or limitation or result in the threatened violation of or revocation, withdrawal or limitation of any such Permit. Except as set forth on Schedule 6.7, on or immediately after the Closing, each Permit will continue in full force and effect and accrue to the benefit of AirTran without any consent, approval or modification required by or from any Governmental Authority.

Section 6.8 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to either Seller’s knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by either Seller in connection with this Agreement. Other than the Chapter 11 Cases, there are no lawsuits, claims, administrative or other proceedings or investigations relating to the ownership or use of the Transferred Assets or conduct of business by Sellers or otherwise affecting the Transferred Assets pending, or, to Sellers’ knowledge, threatened against any Seller. Other than pursuant to the Chapter 11 Cases and orders of the FAA pursuant to which Slots were awarded to ATA, there are no Orders binding on any Seller that relate to the Transferred Assets or otherwise affect the Transferred Assets.

Section 6.9 Title to and Condition of Assets. The applicable Seller has, and at the Closing, such Seller shall convey to AirTran, good, valid and indefeasible title to the Transferred Assets (other than the Leased Assets), free and clear of all Liens other than Permitted Liens. With respect to any Leased Assets, the applicable Seller has a valid leasehold interest therein for the term specified in Schedule 6.15(c). The Transferred Assets constituting tangible property, taken as a whole, are in good operating condition and repair, subject to normal wear, are usable in the regular and ordinary course of business and to the knowledge of Sellers conform in all material respects to applicable Laws.

Section 6.10 U.S. Citizen; Air Carrier. Holdings and ATA are each a “citizen of the United States” as defined in the Federal Aviation Act, and ATA is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. §§ 41101-41112).

Section 6.11 Assumed Contracts. The Assumed Contracts are valid and enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. No Seller is, and to Sellers’ knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation under any Assumed Contract (other than payments or amounts due thereunder, which shall be paid or discharged by Sellers at or prior to the Closing), and, to Sellers’ knowledge, no event has occurred, which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder, except for the commencement of the Chapter 11 Cases and Sellers’ insolvency. Other than in connection with the commencement of the Chapter 11 Cases, entry of the Sale Procedures Order, entry of the Approval Order and as set forth on Schedule 6.11 hereto, none of the Assumed Contracts requires the Consent of any party to its assignment in connection with the transactions contemplated hereby. True and complete copies of all Assumed Contracts will be delivered to AirTran within five (5) days after the Execution Date.

Section 6.12 Slots. Schedule 6.12 sets forth a true, correct and complete list of all takeoff and landing slots and other similar takeoff and landing rights used by either Seller on the Execution Date at LaGuardia and Reagan, including (i) identification of all such slots and rights which are AIR-21 Slots, and (ii) a true, correct and complete list of all slot lease agreements at such airports. Sellers will have complied in all material respects with the requirements of the regulations issued under the Federal Aviation Act and any other Laws with respect to such slots. Sellers have not received any notice, and they have no knowledge, of any proposed withdrawal of the Slots by the FAA, the DOT or any other Governmental Authority. Sellers shall notify AirTran if they receive any notice or otherwise become aware that FAA or DOT or any other Governmental Authority is proposing to withdraw or is considering withdrawal of, any of the Slots. The Slots have not been designated for the provision of essential air services in accordance with the regulations issued under the Federal Aviation Act, were not acquired pursuant to 14 C.F.R. § 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217. Sellers have used each Slot either at least 80% of the maximum amount that each Slot could have been used during each full and partial reporting period (as described in 14 C.F.R. § 93.227(i)) or such greater or lesser amount of minimum usage as may have been required to protect such Slot’s authorization from termination or withdrawal under regulations established by any Governmental Authority or airport authority. All reports required by the FAA or any Governmental Authority relating to the Slots have been filed in a timely manner. Sellers have not agreed to any Slot slide (except as noted in Schedule 6.12), trade, purchase, sale or other transfer of any of the Slots.

Section 6.13 No Casualty. Except as set forth on Schedule 6.13, since June 30, 2004, the Transferred Assets have not been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, act of terrorism or of any public enemy or other casualty (whether or not covered by insurance).

Section 6.14 Insurance. Each Seller has in place insurance policies with respect to the Transferred Assets, in amounts and types that are customary in the industry for similar assets, and all such policies are in full force and effect.

Section 6.15 Gates; Gate Property and Ground Support Equipment.

(a) Schedule 6.15(a) sets forth a (i) true, correct and complete list of all Midway Gates included in the Transferred Assets, including the gate number and the terminal or concourse location of each such Gate and (ii) the total amount of airline fees and charges paid and payable (if different) by Sellers to the City of Chicago under the Facilities Lease with respect to calendar year 2003.

(b) Schedule 6.15(b) sets forth a true, correct and complete list of all the use agreements, licenses, permits, certificates or other documents or agreements under which either Seller leases, occupies or otherwise has the right to use, the Midway Gates or any individual Gate (other than the Facilities Lease), and all amendments thereto.

(c) Schedule 6.15(c) sets forth a true, correct and complete list of all leases, subleases, use agreements, licenses, permits, certificates or other documents or agreements under which any Seller leases, occupies or otherwise has the right to use any Gate Property, and all amendments thereto (the “Gate Property Leases”), at Midway or any location subject to a Station Lease, in each case, including identification of the applicable Seller and the lease expiration date. Any of the aforesaid agreements other than leases which are terminable by Sellers or its assigns upon thirty days notice or less and involve a payment obligation of Sellers of $1,500 per annum or less do not need to be listed on Schedule 6.15(c).

(d) Schedule 6.15(d) sets forth a true, correct and complete list of all the leases, subleases, use agreements, licenses, permits, certificates or other documents or agreements under which any Seller leases, occupies or otherwise has the right to use any Ground Support Equipment included in the Transferred Assets, and all amendments thereto (the “Ground Equipment Leases”), in each case, including identification of the applicable Seller and the lease expiration date.

(e) Schedule 6.15(e) sets forth a true, correct and complete list of all the Gate Property owned by ATA (together with the Ground Support Equipment owned by ATA as set forth in Schedule 2.3, the “Owned Gate Items”). Holdings owns no Gate Property or Ground Support Equipment.

(f) Except as set forth in Schedule 6.15(f) identifying the specific equipment and specific condition or non-compliance, the Owned Gate Items and the Gate Property and Ground Support Equipment subject to the Gate Property Leases and Ground Equipment Leases, respectively, are all in good operating condition and repair, subject to normal wear, are usable in the regular and ordinary course of business and, to Sellers knowledge, conform in all material respects to applicable Laws.

(g) The Gate Property Documents are in full force and effect, and except by reason of the filing of the Chapter 11 Cases or the insolvency of Sellers, Sellers have no knowledge of any material default under the Gate Property Documents or of any condition or event which has occurred which with notice or the passage of time or both would constitute a material default, by either Seller under the Gate Property Documents.

(h) Sellers have not received any notice that any portion of the Midway Gates, Gate Property or Owned Gate Items is or will be subject to, or affected by, any condemnation, eminent domain or similar proceeding and there are no material violations of record or otherwise known to Sellers against any portion of the Midway Gates, Gate Property or Owned Gate Items.

(i) To Sellers’ knowledge, except as set forth in Schedule 6.15(i) hereto, the Midway Gates, Gate Property and Owned Gate Items, as applicable, have been constructed in good and workmanlike manner, are structurally sound and free from material defects and all building systems, including without limitation, the heat, ventilation and air conditioning, plumbing, electrical, elevator, sewage and other systems and systems related to the specific uses thereof (as, for example, passenger terminal facilities, office space, cargo facilities, and ground support equipment maintenance spaces, and aircraft maintenance space) are free from material defects. The Gate Property and Owned Gate Items, as applicable, are in good working order, subject to reasonable wear and tear. Except as set forth in Schedule 6.15(i), neither Seller has deferred any material maintenance or repair obligations under the Gate Property Documents.

(j) With respect to the Owned Gate Items which AirTran elects to purchase pursuant to Section 2.3 hereof, the applicable Seller has, and at the Closing, such Seller shall convey to AirTran, good, valid and indefeasible title thereto free and clear of all Liens other than Permitted Liens, and with respect to Ground Equipment Leases and Gate Property Leases AirTran elects to acquire, the Seller has and at the Closing, such Sellers shall assign to AirTran valid rights to the lessee’s interest thereunder.

(k) Set forth on Schedule 6.15(k) is a list of all service, supply and other agreements to which Sellers are a party or by which they are bound and which are known to Sellers to be in effect on the Execution Date relating to services provided by a Person who is not an Affiliate of Sellers to support ATA’s Midway operations or operations under or in connection with each Station Lease (collectively, the “Service Agreements”).

Section 6.16 Environmental Matters.

(a) Except as set forth on Schedule 6.16(a) hereto, to Sellers’ knowledge after reasonable inquiry, the use and operation of the Transferred Assets is and has been in full compliance with all applicable Environmental Laws, and consistent with the consummation of the transactions contemplated hereby or AirTran’s ability to own, use or operate the Transferred Assets in substantially the same manner as the Transferred Assets are presently owned, used or operated by Seller. Except as set forth on Schedule 6.16(a), neither Sellers has received any written communication from any Person that alleges that such Seller is not in such full compliance, the subject matter of which written communication has not been fully resolved and satisfied, and, to such Sellers’ knowledge after reasonable inquiry, there are no circumstances (other than changes in existing, or future requirements of, Environmental Laws) that would reasonably be expected to prevent or interfere with such full compliance in the future. Schedule 6.16(a) sets forth a true, correct and complete list of all orders, decrees or other agreements relating to either Seller or any of its properties issued pursuant to or entered into under any Environmental Law.

(b) Except as set forth on Schedule 6.16(b), there is no Environmental Claim relating to ownership or use of the Transferred Assets pending or threatened against either Seller or, to Sellers’ knowledge after reasonable inquiry, against any Person whose liability for such Environmental Claim Sellers have retained or assumed either contractually or by operation of law.

(c) Except as set forth on Schedule 6.16(c), Sellers have not received any written allegation or other information, the subject matter of which allegation or information has not been fully resolved and satisfied, that past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern relating to the ownership or use of the Transferred Assets could form the basis of any Environmental Claim relating to the Transferred Assets against either Seller or against any Person whose liability for such Environmental Claim either Seller retained or assumed either contractually or by operation of law.

(d) Without in any way limiting the generality of the foregoing, to Sellers’ knowledge after reasonable inquiry, (i) all onsite and off-site locations where any Seller or any other occupant has stored, disposed or arranged for the disposal of Materials of Environmental Concern from 1993 to the Execution Date (and, as of the Closing Date, to the Closing Date) relating to the Transferred Assets are identified on Schedule 6.16(d), (ii) all underground storage tanks, and the capacity and contents of such tanks, included in the Transferred Assets (if any) are identified on Schedule 6.16(d), (iii) except as set forth on Schedule 6.16(d), there is no damaged and friable asbestos or lead-based paint coatings in poor condition contained in or forming part of any building, building component, structure or office space with respect to the Midway Gates and (iv) except as set forth on Schedule 6.16(d), no polychlorinated biphenyls (PCB’s) are used at any Midway Gate in violation of Environmental Laws.

(e) For purposes of this Agreement but only as it relates to the Transferred Assets, the following terms shall have the following meanings:

(i) “Environmental Claim” means any written notice by any Governmental Authority or Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) (A) which would have a material and adverse effect on any of the Transferred Assets, the consummation of the transactions contemplated hereby or AirTran’s ability to own, use or operate the Transferred Assets in substantially the same manner as the Transferred Assets are presently owned, used or operated by Sellers, and (B) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by either Seller or AirTran or (y) any material violation, or alleged violation, of any Environmental Law.

(ii) “Environmental Laws” means all Laws applicable to the respective Transferred Assets and relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern arising from or relating to the Transferred Assets, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern arising from or relating to the Transferred Assets or the operation thereof.

(iii) “Materials of Environmental Concern” means dangerous goods, hazardous, toxic or regulated substances, materials, or wastes as defined in the Environmental Laws.

Section 6.17 Taxes. Except as set forth on Schedule 6.17:

(a) No claim for assessment or collection of Taxes relating to the Transferred Assets or operation thereof has been asserted against any Seller excepting ordinary billings for property taxes. Neither Seller is a party to any pending action, proceeding or investigation by any Governmental Authority for the assessment or collection of Taxes, nor does either Seller have knowledge of any such threatened action, proceeding or investigation, relating to the Transferred Assets or operation of the Transferred Assets.

(b) Each Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party relating to the Transferred Assets or operation of the Transferred Assets.

(c) Neither Seller is a foreign person within the meaning of Section 1445 of the Code.

(d) None of the Transferred Assets is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond-financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Revenue Procedure 76-30, (iv) subject to Section 168(g)(1)(i)(A) of the Code or (v) property that is or will be required to be treated as being owned by any Person (other than any Seller) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

Section 6.18 Routes. Schedule 6.18 sets forth a true, correct and complete list of all scheduled service flight routes flown from Midway Airport by Sellers and ATA Connection as of the Execution Date (each, a “Route”).

Section 6.19 Intellectual Property. Schedule 6.19 contains an accurate and complete list of all Intellectual Property (excluding trade and service marks) owned or used by either Seller in connection with the Transferred Assets which is to be transferred to AirTran by Sellers at Closing as a part of the Transferred Assets.

Section 6.20 Real Property.

(a) Except as set forth on Schedule 6.20(a), each applicable Seller has good and valid leasehold interests in, the Facilities Lease and Station Leases (the “Leased Real Estate Assets”). Schedule 6.20(a) contains a true, correct and complete list of all the Leased Real Estate Assets, including the name of the person or persons who Sellers understand to be the owner of record thereof, an accurate address, a brief description of the use of such Leased Real Estate Asset and the lease, sublease or other agreement therefore. Except for this Agreement, neither Seller is obligated under or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any of the Leased Real Estate Assets.

(b) All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems currently serving the Leased Real Estate Assets are installed and operating and are sufficient to enable the Leased Real Estate Assets to continue to be used and operated in the manner currently being used and operated, and neither Seller has any knowledge of any factor or condition that could result in the termination or material impairment of the furnishing thereof. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement that is not both included in the Leased Real Estate Assets that is not available for use pursuant to a reciprocal easement agreement or other contractual right of the applicable Seller.

(c) All Permits required to have been issued to either Seller to enable any Leased Real Estate Asset to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect. Neither Seller has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Leased Real Estate Asset or any part thereof or any proposed termination or impairment of any parking at any such owned or leased real property or of any sale or other disposition of any such Leased Real Estate Asset or any part thereof in lieu of condemnation.

(d) No portion of any Leased Real Estate Asset has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition, reasonable wear and tear excepted.

(e) Except as set forth on Schedule 6.20(e):

(i) to Sellers’ knowledge, no structure on any Leased Real Estate Asset fails to conform in any material respect with applicable ordinances, regulations, zoning laws and restrictive covenants nor encroaches upon real property of others, nor is any such Leased Real Estate Asset encroached upon by structures of others in any case in any manner that would have or would be reasonably likely to have a Material Adverse Effect;

(ii) no charges or violations have been filed, served, made or threatened against either Seller, or, to the knowledge of Sellers, any other Person, against or relating to any such property or structure on or any of the operations conducted at any Leased Real Estate Asset, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants or as a result of any encroachment on the property of others where the effect of same would have or would be reasonably likely to have a Material Adverse Effect;

(iii) other than pursuant to applicable Laws, covenants that run with the land, the terms of each lease or provisions in any agreement listed on Schedule 6.20(a), there exists no restriction on the use, transfer or mortgaging of any Leased Real Estate Asset;

(iv) each Seller, as applicable, has adequate permanent rights of ingress to and egress from any such property used by it for the operations conducted thereon; and

(v) there are no developments affecting any of the Leased Real Estate Assets or interests of any Seller therein pending or, to the knowledge of Sellers, threatened which might reasonably be expected to curtail or interfere in any material respect with the use of any such Leased Real Estate Asset for the purposes for which it is now used.

Section 6.21 Disclosure. No representation or warranty of either Seller contained herein, and no statement contained in any agreement, document or other instrument to be furnished by either Seller to AirTran in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representation, warranty or statement so made not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

AirTran hereby makes the following representations and warranties to Sellers each of which shall be true and correct as of the Execution Date and as of the Closing Date (except to the extent expressly relating solely to a specific date, in which event it shall be true and correct as of such date) and shall be unaffected by any investigation heretofore or hereafter made.

Section 7.1 Corporate Organization. AirTran is a corporation duly organized, and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 7.2 Authorization and Effect of Agreement. AirTran has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by AirTran of this Agreement and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of AirTran. This Agreement has been duly executed and delivered by AirTran and constitutes a valid and binding agreement of AirTran, enforceable against AirTran in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. Each of the Ancillary Agreements to which AirTran will be a party, when executed and delivered by AirTran, will constitute a valid and binding agreement of AirTran, enforceable against AirTran in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

Section 7.3 No Conflicts. The execution and delivery by AirTran of this Agreement and the Ancillary Agreements to which AirTran will be a party does not or will not (as applicable), and the performance by AirTran of the transactions contemplated by this Agreement and such Ancillary Agreements will not, conflict with, or result in any violation of, or constitute a default under (a) any provision of the certificate of incorporation or bylaws of AirTran, (b) any of the terms, conditions, or provisions of any material agreement or other material document by which AirTran is bound, or (c) any Law or Order applicable to or binding on AirTran. Except for the Approval Order and the expiration of the waiting period under the HSR Act, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, contract or otherwise) in connection with the execution and delivery of this Agreement by AirTran or the performance by AirTran of the transactions contemplated hereby.

Section 7.4 Litigation. As of the Execution Date, there are no judicial or administrative actions, proceedings or investigations pending or, to AirTran’s knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by AirTran in connection with this Agreement.

Section 7.5 AirTran 34 Act Reports. To the best knowledge and belief of AirTran, all Form 10-K, 10-Q and 8-K reports filed with the United States Securities and Exchange Commission (the “SEC”) by AirTran Holdings, Inc. during the twelve months ended October 31, 2004 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except where any such misstatement, omission or non-compliance would not result in a material adverse effect on the ability of AirTran to perform its obligations under this Agreement or to consummate the transactions contemplated herein.

ARTICLE VIII

PRE-CLOSING COVENANTS

Section 8.1 Access. Prior to the Closing, upon reasonable notice from AirTran, Sellers shall, and shall afford to the officers, attorneys, accountants or other authorized agent or representatives of AirTran reasonable access during normal business hours to the management employees, Transferred Assets, facilities and books and records of each Seller relating to the Transferred Assets so as to afford AirTran full opportunity to make such review, examination and investigation of such Transferred Assets as AirTran determines are reasonably necessary in connection with the consummation of the transactions contemplated hereby; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of either Seller. AirTran shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, Sellers shall, promptly furnish AirTran with access to such maintenance records, operating data and other information relating to the Transferred Assets then owned and/or operated by either Seller as AirTran may reasonably request. Seller shall promptly provide to AirTran all non-privileged documents and materials relating to the proposed sale of the Transferred Assets, Assumed Contracts or any portion thereof, including, without limitation, with respect to competing bids, and otherwise cooperate with AirTran, to the extent reasonably necessary in connection with AirTran’s preparation for or participation in any part of the Chapter 11 Cases in which AirTran’s participation is necessary, required or reasonably appropriate. Seller shall promptly deliver to AirTran all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by either of Sellers in any other judicial or administrative proceeding as AirTran may reasonably request. In addition, Sellers shall advise AirTran with respect to any material written or oral communication with the creditors committee in the Chapter 11 Cases or any prospective acquirer or purchaser of the Transferred Assets or of the Sellers or any material portion of their assets concerning, in whole or in part, the transactions contemplated by this Agreement. Without limiting the generality of this Section 8.1, if requested by AirTran, Sellers shall provide access to the Transferred Assets to AirTran and its representatives and agents for purposes of conducting non-intrusive Environmental Assessments, including any Phase I analyses.

Section 8.2 Conduct of Business. Except as expressly contemplated by this Agreement (including, without limitation, the prosecution of the Chapter 11 Cases), or as otherwise consented to by AirTran in writing, during the period from the Execution Date and continuing until the Closing, each Seller shall, in respect of the Transferred Assets:

(a) (i) except as may otherwise be contemplated by Sections 8.6 and 8.7, conduct their business with respect to such Transferred Assets in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep such Transferred Assets intact, and (iii) maintain such Transferred Assets in at least as good a condition as their current condition (reasonable wear and tear excepted);

(b) not take or omit to take any action as a result of which any representation or warranty of Sellers made in Article VI would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

(c) not mortgage or pledge any Transferred Assets unless such mortgage or pledge is to terminate and be released at the Closing with respect to the Transferred Assets or to be transferred to and attach to the cash proceeds to be received by Sellers hereunder, nor shall either Seller sell or dispose of any such Transferred Assets (other than obsolete or worn out Ground Support Equipment being retired in the ordinary course of business which is not to be included in the Transferred Assets) or Slots, and not waive, release, grant, transfer or permit to lapse any rights of material value with respect to the Transferred Assets or Slots;

(d) not assign, modify, cancel, otherwise impair or permit to lapse any Assumed Contract except for Assumed Contracts other than the Facilities Lease which AirTran in good faith does not deem to be material;

(e) comply in all material respects with all provisions of any Assumed Contract to which such Seller is a party except for provisions contain in Assumed Contracts other than the Facilities Lease which AirTran in good faith does not deem to be material;

(f) comply with applicable Laws that relate to or affect any Transferred Assets or such Sellers’ ownership, lease and/or use thereof, including but not limited to the timely, complete and correct filing of all reports and maintenance of all records required by any Governmental Authority to be filed or maintained;

(g) except as AirTran may otherwise agree, having due regard to the preservation of the Transferred Assets and business related thereto, continue to use and operate the Gates, Slots, Routes and all other Transferred Assets used and operated by Sellers as of the Execution Date in a manner consistent with prior practice, applicable agreements and in accordance with applicable Laws, and shall not enter into any contract nor otherwise act, nor suffer or permit any other Person to act, to restrict, interfere with or prevent the use of such Gates, Slots, Routes and Transferred Assets;

(h) notify AirTran in writing of any incidents or accidents occurring on or after the Execution Date involving any Transferred Assets that resulted or could reasonably be expected to result in damages or losses in excess of $50,000;

(i) notify AirTran in writing of the commencement of any material litigation against either Seller or any litigation with respect to or involving the Transferred Assets or of the existence of any adverse business conditions arising on or after the Execution Date threatening the continued, normal business operations of Sellers, including without limitation, operation of the Transferred Assets, or of any agreement, consent or order of the FAA, DOT, City of Chicago, or Chicago City Council involving any Seller or any of the Transferred Assets; and

(j) not take any action, or fail to take action, which action or failure could result in the loss of any of the Gates or Slots, or any asset which is or reasonably could be deemed material included in the Transferred Assets.

Section 8.3 Notification

(a) Sellers shall notify AirTran, and AirTran shall notify Sellers, of any litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened, against any Seller or AirTran, as the case may be, which challenges or would materially affect the transactions contemplated hereby.

(b) Sellers shall provide prompt written notice to AirTran of any change in any of the information contained in the representations and warranties made by Sellers in Article VI hereof or any exhibits or schedules referred to herein or attached hereto and shall promptly furnish any information which AirTran may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made by Sellers in Article VI hereof or any exhibits or schedules referred to herein or attached hereto.

Section 8.4 No Inconsistent Action. Neither AirTran nor either Seller shall take any action which is materially inconsistent with their respective obligations under this Agreement.

Section 8.5 Satisfaction of Conditions. Prior to the Closing, each of the parties shall use best reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

Section 8.6 Reserved.

Section 8.7 Wet Leases. AirTran shall have the option of wet leasing from Sellers, on a dedicated basis, during an interim period commencing on January 11, 2005, and ending on a date to be specified by AirTran, on or about June 4, 2005, such of Sellers’ B-737-800 aircraft, up to twelve in number, as AirTran may determine, but in all respects subject to Sellers’ obtaining the Return Accommodations. AirTran shall provide to Sellers as promptly as practicable after the Execution Date an initial indication of the number, if any, of B-737-800 aircraft AirTran tentatively would elect to take on Wet Leases and within 30-days after the Execution Date, notify Sellers of AirTran’s final determination of the B-737-800 aircraft, if any, it elects to take on Wet Leases as specified by AirTran (such aircraft, the “Wet Leased Aircraft”). Such notice shall specify the identity of and number (not to exceed 12) of the Wet Leased Aircraft to be outstanding during each month of the Wet Lease term after Closing. The Wet Leases, if any, shall be at the rental determined below plus the monthly Agreed Lessor Rent Payments payable to the lessor of such Wet Leased Aircraft and of MCPH Payments to be made to GE Engine Services, Inc. (or equivalent engine maintenance reserve payments to the lessor if the lessor so elects) with respect to such Wet Leased Aircraft, such Agreed Lessor Rent Payments to be made directly by AirTran to the aircraft lessor and MCPH Payments to be made directly by AirTran to GE Engine Services, Inc. (or equivalent engine maintenance reserve payments to the lessor if the lessor so elects). Sellers agree to cooperate reasonably and in good faith with AirTran and jointly work with Sellers’ B-737-800 lessors on return schedules and other terms related to rejection or termination of Sellers’ leases of the Wet Leased Aircraft that will accommodate continued leasing of the Wet Leased Aircraft for the period (i) from December 24, 2004, to January 11, 2005, and (ii) for the period of the Wet Leases from January 11, 2005, to the end of the Wet Leases and which terms and arrangements with respect to the period from January 11, 2005, to the end of the Wet Leases will not create any post-petition claim (administrative or otherwise) against either of Sellers or any subsidiary of Holdings, by reason of the Agreed Lessor Rent Payments being less than the actual rent which would have otherwise been payable by ATA under the terms of its existing leases for the Wet Leased Aircraft for the same period (the “Return Accommodations”). The rental under such Wet Leases shall not include any charge for aircraft rentals or heavy checks or engine overhaul or refurbishment, it being understood that AirTran shall make, to the extent accruing with respect to the term of the Wet Leases, the Agreed Lessor Rent Payments directly to the lessor and, with respect to the hours and cycles operated during such term, the MCPH Payments directly to GE Engine Services, Inc. (or equivalent engine maintenance reserve payments to the lessor if the lessor so elects). The rent payable to Sellers by AirTran under such Wet Leases shall be in an amount equal to $1 plus an amount equal to ATA’s direct out-of-pocket costs paid for aircraft insurance for the Wet Leased Aircraft during the term of such Wet Lease, aircraft line maintenance (including wheel, tire and brake maintenance) at agreed upon staffing levels for the Wet Leased Aircraft,    , aircraft cockpit and cabin crew costs for operation of the Wet Leased Aircraft, including in the case of such cockpit and cabin crew, their direct salaries plus employer payroll taxes and contributions and the cost of ATA’s standard cockpit and cabin crew benefits such as health insurance and accrued vacation and their per diem, hotel, ground transportation and meals required to be paid under ATA’s applicable collective bargaining agreements as then in effect, but such rent under the Wet Leases shall not include any indirect cost or general overhead, administration, depreciation or amortization expenses or charges and such Wet Leases shall be in form and substance reasonably satisfactory to AirTran but in all events consistent with the terms of this Section 8.7. The Wet Leased Aircraft will be scheduled by AirTran and flown between city pairs determined solely by AirTran. Except to the extent expressly provided for by the specific terms of this Section, any obligations, costs or liabilities arising under or out of any of Sellers’ company policies or practices, collective bargaining agreements or any applicable federal, state or local laws, rules, regulations or ordinances shall not be payable or reimbursable by AirTran and shall be the sole and exclusive obligation, cost and liability of Sellers.

Section 8.8 Filings. As promptly as practicable after the execution of this Agreement, each party shall:

(a) use its best reasonable efforts to obtain, and to cooperate with the other party in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement;

(b) take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, the notifications required to be filed by it under the HSR Act, and shall furnish to the other all such information in its possession as may be necessary for the completion of the notifications to be filed by the other. Sellers shall pay and bear the cost of filing fees that may be required in connection with any and all such filings, except for the filing fee required under the HSR Act which shall be paid by AirTran;

(c) respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquires and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the parties shall each request early termination of the HSR Act waiting period, and each shall use its best reasonable efforts to take such action as may be required or permitted to cause the expiration of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable after the execution of this Agreement. Each of the Sellers and AirTran shall use all reasonable efforts to resolve such obligations, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended (collectively, the “Antitrust Laws”). In connection with the filings under the Antitrust Laws, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement and the Ancillary Agreements as violative of any Antitrust Law, each of the Sellers and AirTran shall cooperate and us all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, unless either party, in good faith, determines that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither the Sellers nor AirTran shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order; and

(d) in complying with this Section 8.8 and not withstanding anything to the contrary in Section 8.8(a), (b) or (c), neither AirTran nor any of its Affiliates shall be required to (i) divest or commit to divest any assets or discontinue or modify or commit to discontinue or modify any of its operations or (ii) accept or become subject to any condition or requirement unacceptable to AirTran in its reasonable discretion. Except as provided in Section 8.8, nothing in this Agreement shall be deemed to require AirTran to commence any litigation against any Governmental Authority in order to facilitate the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or to defend against any litigation brought by any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other parties. AirTran and Sellers agree that the filing fee required to be paid in connection with the filing under any regulatory filings (except for the filing fee required under the HSR Act which shall be paid by AirTran) shall be paid by Sellers and if advanced by AirTran, AirTran shall subtract such filing fees from the Acquisition Price in accordance with Section 4.6.

Section 8.9 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the prompt preparation by Sellers of all pleadings, motions, notices, statements, schedules, applications, reports, and other papers reasonably necessary to commence the Chapter 11 Cases.

Section 8.10 Further Assurances. From time to time following the Closing, Sellers shall execute, acknowledge and deliver such additional documents, instruments of conveyance, transfer and assignment or assurances and take such other action as AirTran may reasonably request to more effectively assign, convey and transfer to AirTran, and fully vest title in AirTran, with respect to the Transferred Assets.

Section 8.11 Publicity. Subject to duties of the parties under applicable securities laws, the parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

Section 8.12 Acquisition and Business Combination Proposals. If Sellers or any subsidiary or Affiliate, or either Seller authorizes or permits any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or any other representative of such Seller or any subsidiary or Affiliate (individually or collectively a “Representative”) to directly or indirectly, for the period from the Execution Date until Closing or earlier termination of this Agreement, take any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (i) to transfer, assign or, to the extent prohibited hereby, pledge the Transferred Assets or to engage in any Business Combination (as defined below), (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination, or (iii) to furnish or cause to be furnished any information with respect to the Transferred Assets or the Sellers or any of their subsidiaries to any Person (other than as contemplated by this Agreement) who Sellers or any such subsidiary, Affiliate or Representative of Sellers know or has reason to believe is in the process of considering any acquisition of the Transferred Assets or any Business Combination, or if Sellers or any such subsidiary, Affiliate or Representative of Sellers receives, or has received, from any Person any offer, inquiry or informational request referred to above, Sellers will promptly advise AirTran of such offer, inquiry or request. For purposes hereof, “Business Combination” means any merger, consolidation or combination to which Sellers or any of their subsidiaries is a party, any sale, dividend, split or other disposition of capital stock or other equity interest of Sellers or any of their subsidiaries or any sale, dividend or other disposition of the Transferred Assets or all or a substantial portion of the properties and assets of Sellers or ATA Connection.

Section 8.13 Bankruptcy Court Approval.

(a) On or within two Business Days after the execution of this Agreement, Sellers shall file a motion or motions with the Bankruptcy Court seeking entry of (i) the Approval Order (as defined in Section 8.13(d)) approving, inter alia, the sale of the Transferred Assets to AirTran pursuant to sections 363 and 365 of the Bankruptcy Code, subject to higher and better offers and (ii) an order in substantially in the form attached hereto as Exhibit D (with such changes thereto (including the Auction Procedures as defined in Exhibit D) as AirTran shall approve in its sole discretion, the “Sale Procedures Order”). AirTran and Sellers agree to make promptly any filings, to take all actions and to use their best reasonable efforts to obtain entry of the Sale Procedures Order, entry of the Approval Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby, approving the Sellers obligations under Section 9.2 hereof, and (e) approving the provisions of Section 8.10 hereof.

(b) Prior to entry of the Approval Order, Sellers and AirTran shall accurately inform the Bankruptcy Court of all material facts of which they are aware relating to this Agreement and the transactions contemplated hereby.

(c) If the Approval Order, Sale Procedures Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers agree to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and AirTran agrees to cooperate in such efforts, and each party hereto agrees to use its best reasonable efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed and AirTran, in its sole discretion, waives in writing the requirement that the Approval Order be a Final Order.

(d) AirTran and Sellers agree to use their best reasonable efforts to cause the Bankruptcy Court to enter an order in substantially the form attached hereto as Exhibit E (with such changes thereto as AirTran shall approve or request in its sole discretion, the “Approval Order”) approving this Agreement, the sale, assignment, transfer and conveyance of the Transferred Assets to AirTran pursuant to this Agreement and the Ancillary Agreements and other transactions contemplated by this Agreement, pursuant to sections 363 and 365 of the Bankruptcy Code.

(e) Sellers shall cooperate reasonably with AirTran and its representatives in connection with the Approval Order, the Sale Procedures Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with AirTran at AirTran’s reasonable request concerning the status of such proceedings and providing AirTran with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Sellers further covenant and agree that the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of AirTran hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order and the Sale Procedures Order.

Section 8.14 Specific Enforcement of Covenants. The parties acknowledge that irreparable damage would occur in the event that any of the covenants and agreements in this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure any breach of such covenants and agreements and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which a party may be entitled at law or in equity, it being understood that the Bankruptcy Court has exclusive jurisdiction over such matters; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

Section 8.15 Due Diligence. AirTran has completed its initial due diligence review of the Transferred Assets other than the completion of the Environmental Assessments and additional environmental due diligence on all Transferred Assets, which shall be completed no later than the end of the Evaluation Period.

Section 8.16 Midway Services Agreement. The parties agree to bargain in good faith with respect to and endeavor to enter into within thirty (30) days of the Execution Date an agreement in form and substance mutually satisfactory to each of them with respect to the providing by Sellers to AirTran of airport and ground services for Midway operations (the “Midway Services Agreement”). The Midway Services Agreement shall be terminable by AirTran (1) on 65-days prior notice, in the case of termination of such services arrangement with respect to all or substantially all the Midway Gates, or (2) on such shorter notice period which will permit compliance by the Sellers with the WARN Act notice provisions for termination of such services arrangement with respect to individual Midway Gates or fewer than substantially all the Midway Gates. Sellers shall be compensated for the provision of such services under such Midway Services Agreement at Sellers’ Cost plus $1.00 per month during the term thereof. “Sellers’ Cost” as used in the preceding sentence and in Section 8.17 below shall mean the direct out-of-pocket costs paid by Sellers to provide the aforesaid services, including in the case of employees, their direct compensation at not greater than agreed upon staffing levels plus employer payroll taxes and contributions and the direct cost of Sellers’ standard benefits for such employees such as health insurance and accrued vacation, but Sellers’ Cost shall not include any indirect cost or general overhead, administration, depreciation or amortization expenses or charges. Except to the extent expressly provided for by the specific terms of this Section, any obligations, costs or liabilities arising under or out of any of Sellers’ company policies or practices, collective bargaining agreements or any applicable federal, state or local laws, rules, regulations or ordinances shall not be payable or reimbursable by AirTran and shall be the sole and exclusive obligation, cost and liability of Sellers.

Section 8.17 Station Services Agreements. Within thirty (30) days of the Execution Date, AirTran shall (a) identify the Stations with respect to which Station Leases (and the related Station Property Leases) will be assumed, and (b) the parties will bargain in good faith with respect to and endeavor to enter into within forty-five (45) days of this Agreement one or more agreements in form and substance mutually satisfactory to each of them with respect to the provision by Sellers to AirTran of airport and ground services for operations of AirTran at such Stations after the Closing (the “Station Services Agreements”). Each such agreements shall be terminable (or adjusted for the level of flights being operated) by AirTran (1) on 65-days prior notice, in the case of termination of such services arrangement with respect to all or substantially all the Station Services Agreements, or (2) on such shorter notice period which will permit compliance by the Sellers with the WARN Act notice provisions for termination of such services arrangement with respect to individual Station Services Agreements or fewer than substantially all the Station Services Agreements. Sellers shall be compensated for the provision of such services under such Station Services Agreements at Sellers’ Cost plus $1.00 per month during the term thereof. Nothing in this Section shall preclude AirTran from entering into a services agreement with a third party in lieu of the Station Services Agreement with respect to any station. Except to the extent expressly provided for by the specific terms of this Section, any obligations, costs or liabilities arising under or out of any of Sellers’ company policies or practices, collective bargaining agreements or any applicable federal, state or local laws, rules, regulations or ordinances shall not be payable or reimbursable by AirTran and shall be the sole and exclusive obligation, cost and liability of Sellers.

Section 8.18 AirTran Services Agreements. Within thirty (30) days of the Execution Date, Sellers shall identify the airports (in the continental United States directly served by ATA from Midway), subject to agreement by AirTran in its sole discretion, with respect to which Sellers request AirTran (or AirTran’s contracted third party) to provide airport and ground services (the “AirTran Services Agreement”) to ATA operations after the Closing Date and Sellers and AirTran shall bargain in good faith to seek to reach agreement within thirty (30) days of the Execution Date with respect to the terms and conditions of the AirTran Services Agreement, such terms to be mutually satisfactory and with such agreement to be terminable without cause by either of the parties on not less than sixty (60) days prior written notice, with AirTran to provide such airport and ground services under such agreement on such economic terms as shall be acceptable to AirTran in its sole discretion.

Section 8.19 Marketing/Code Share Alliance Agreement. In addition to the undertakings set forth in Section 8.20, AirTran and Sellers shall promptly enter into good faith negotiations concerning implementation of an interline code share alliance and/or joint marketing arrangement to be applicable for a period of not less than two (2) years beginning on the Closing Date respecting, among others, AirTran’s Post-Closing Midway operations and Sellers’ Post-Closing Hawaiian operations and such other operations as shall be mutually acceptable (the “Alliance Agreement”). Any such Alliance Agreement shall provide that ATA shall continue to own the AIR-21 Reagan lots and the AIR-21 LaGuardia Slots until such time, if ever, that such slots may be sold and/or otherwise transferred to AirTran and shall embrace the manner and terms under which ATA and AirTran on all flights operating to and from LaGuardia/Midway and Reagan/Midway (i) place both of their designator codes on such flights, (ii) separately price ATA’s and AirTran’s respective code share services in accordance with the terms and conditions previously approved by DOT for code share partners, and (iii) continue to serve the same origin and destination points to and from LaGuardia/Midway and Reagan/Midway, unless ATA provides the DOT with not less than twenty-one (21) days and AirTran not less than one hundred twenty (120) days, prior written notice that ATA intends to change destinations). Any such arrangement must be on economic terms acceptable to AirTran and ATA.

Section 8.20 Transitional Code Share Agreement. Sellers and AirTran shall bargain in good faith with respect to an agreement (the “Transitional Code Share Agreement”) to be entered into within thirty (30) days of the Execution Date which must be in form and substance acceptable to AirTran and Sellers, providing for joint code sharing covering slot-controlled markets, among others, during a transition period after Closing ending (i) on or about June 4, 2005 with respect to flights (other than those specified in clause (ii)) to, from or through Midway and (ii) with respect to flights between (regardless which airport is the originating airport) (A) Midway and LaGuardia or (B) Midway and Reagan, at such time as the AIR-21 Reagan Slots and the AIR-21 LaGuardia Slots shall, if ever, be vested in AirTran or at such time as AirTran shall specify by notice in writing to Sellers. The Transitional Code Share Agreement shall contain such other elements and obligations as most efficiently support passenger accommodation and/or as otherwise required in AirTran’s judgment to ensure a smooth transition regarding AirTran’s operation at Midway (inclusive of the terms set out in Section 8.19).

Section 8.21 Midway Ticket Sales Agreement.

(a) Sellers and AirTran shall bargain in good faith to reach an agreement (the “Midway Ticket Sales Agreement”) to be entered into within thirty (30) days of the Execution Date, with respect to pre-Closing ticket sales made by Sellers (exclusive of non-revenue, credit voucher, miscellaneous charge orders etc. and/or frequent flyer tickets) prior to Closing for passenger transportation to, from, or through Midway Airport to be flown after the Transition Period (the “ATA Pre-Sold Tickets”) with respect to the cities and frequencies on a month by month basis, as are identified on Schedule 8.21, as such Schedule may be amended from time to time by AirTran.

(b) The Midway Ticket Sales Agreement will provide that:

(i) ATA will assign to AirTran at Closing all its right, title and interest in and to (including without limitation, the right to receive the Ticket Revenue of) all ATA Pre-Sold Tickets to the extent the same are subsequently honored by AirTran on AirTran operated or wet leased flights, including all amounts due to ATA in respect thereof from credit card companies or credit card processors or travel agents;

(ii) AirTran will honor in accordance with the terms of this Section 8.21 ATA Pre-Sold Tickets on flights operated by it to, from or through Midway as and to the extent AirTran determines in good faith that such ATA Pre-Sold Tickets are at reasonable fares on average not less than those which AirTran would otherwise charge if AirTran were selling the ATA Pre-Sold Tickets;

(iii) AirTran will be entitled to the Net Ticket Revenue for each such ATA Pre-Sold Ticket honored by AirTran;

(iv) AirTran shall make the following payments, from Ticket Revenue received by AirTran for ATA Pre-Sold Tickets honored by AirTran (whether directly from ATA or travel agents or paid by release to AirTran by the credit card companies or credit card processors of the credit card payment made for each ATA Pre-Sold Ticket honored by AirTran);

(1) AirTran shall pay to ATA an amount equal to two and 65/100 percent (2.65%) of the Net Ticket Revenue received by AirTran for each ATA Pre-Sold Ticket sold prior to the Execution Date for travel after January 10, 2005 which is honored by AirTran;

(2) AirTran shall pay to ATA an amount equal to five percent (5%) of Net Ticket Revenue received by AirTran for each ATA Pre-Sold Ticket sold after the Execution Date for travel after January 10, 2005 which is honored by AirTran; and

(3) in each case AirTran shall pay to ATA the amount of travel agency fees and commissions, transportation taxes and governmental fees and charges (including TSA fees) and passenger facility fees actually paid by ATA with respect to each ATA Pre-Sold Ticket honored by AirTran and for which AirTran receives the Net Ticket Revenue.

(v) Any re-accommodation or refunds of any tickets sold by Sellers and not honored by AirTran will be the responsibility of Sellers and will be settled separately by ATA under ATA’s interline agreements.

As used in this Section 8.21, the term “Ticket Revenue” means the gross amount of an ATA Pre-Sold Ticket, less any credit card merchant fee or charge or credit card processing company fee paid by ATA with respect to any credit card payment of such gross ticket amount; and “Net Ticket Revenue” means the Ticket Revenue, less travel agency commissions actually paid by ATA with respect to the sale of that ticket, and less all transportation and other taxes and governmental fees and charges (including TSA fees) and passenger facility charges which are included in the gross amount of that ticket.

Section 8.22 ATA Connection Agreement. If AirTran elects, Sellers shall cause ATA Connection, to enter into a marketing agreement and/or code sharing arrangement (the “ATA Connection Agreement”) with AirTran in form and substance acceptable to AirTran for a term to be agreed between AirTran and Sellers to support AirTran’s service to and from Midway Airport. As promptly as practicable within fifteen (15) days of the Execution Date, AirTran shall provide to Sellers an initial indication of whether it intends to elect to enter into such a marketing agreement with ATA Connection and within thirty (30) days after the Execution Date, AirTran shall notify Sellers of AirTran’s final determination of whether it will enter into such a marketing agreement with ATA Connection.

Section 8.23 Assurances Regarding Renegotiation of Assumed Contracts. AirTran may, up until Closing, and Sellers shall assist and cooperate with AirTran to, renegotiate any Assumed Contract with the applicable Lessors, lenders, or other applicable third parties, respectively.

Section 8.24 Service Agreements. Within thirty (30) days after the Execution Date, AirTran shall identify the Service Agreements it elects to assume as of Closing. With respect to any such Service Agreement AirTran elects to assume, such agreement shall be assigned to AirTran at Closing. If any such Service Agreement is not assignable, Sellers shall use their best reasonable efforts to seeks the necessary consents to such assignment and, should such consents not be obtained, take such other action as AirTran reasonably may request to provide and/or transfer the benefits and use of such Service Agreements to AirTran.

ARTICLE IX

POST-CLOSING COVENANTS

Section 9.1 Maintenance of Books and Records. Sellers and AirTran shall preserve until the seventh anniversary of the Closing Date (or, with respect to any Sellers, until such time as such Seller is liquidated) all records possessed by such party relating to the ownership, leasing or operation of the Transferred Assets prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant officers and employees of such party, and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the, ownership, leasing or operation of the Transferred Assets prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its representatives shall use due care to not disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives. Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party.

Section 9.2 Confidentiality. Each party hereto acknowledges that the other parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information of another party relating to either Seller, AirTran and/or their respective businesses or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including without limitation any business plans, marketing plans, financial information, strategies, systems, programs, methods and computer programs; provided, however, that such protected information shall not include (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Authority) or the rules of any stock exchange, (ii) information that is or becomes available to the disclosing party on a non- confidential basis from a source other than the other parties and not obtained in violation of this Agreement, and (iii) information known to the public or otherwise in the public domain without violation of this Section 9.2; provided, further, that this Section 9.2 shall not in any way limit the disclosure of information by Sellers (a) in connection with the prosecution of the Chapter 11 Cases to the extent necessary to comply with applicable Law or with respect to information of the Sellers or (b) regarding Sellers (i) to other bidders or potential bidders to the extent specifically permitted by this Agreement or (ii) following the termination of this Agreement.

Section 9.3 Change of Law / Regulations. In the event applicable law or regulations of Governmental Authority is changed so as to permit a sale or transfer of any of the Slots which are not being sold or transferred to AirTran at the Closing, ATA shall upon AirTran’s request take such action as is reasonably required and in compliance with then applicable law to transfer the Slots to AirTran or its successors. The terms of this Section 9.3 do not relieve, terminate or otherwise affect any of AirTran’s obligations under this Agreement or any of the Ancillary Agreements.

Section 9.4 Transition Operations. In order to provide for a smooth and orderly transition of Sellers’ operations at Midway Airport to AirTran, Sellers agree to continue during a transition period from and after the date of execution of this Agreement until January 11, 2005, (the “Transition Period”) to operate, as and to the extent requested by AirTran in order to preserve the value to AirTran of the Transferred Assets and the business associated therewith, Sellers’ Midway passenger schedule up to and including the level of such operations as in effect as of the Execution Date, except as AirTran may otherwise agree having due regard to preservation of the Transferred Assets. Sellers’ schedule shall be coordinated with the orderly phase-in of AirTran’s scheduled operations to and from Midway Airport from and after Closing, including operations pursuant to the Wet Leases, if any. At AirTran’s option, a representative of AirTran may be stationed at Sellers’ headquarters and at Sellers’ Chicago Command Center to coordinate operations between AirTran and Sellers during the Transition Period. Sellers will cooperate reasonably and in good faith with such representatives and provide an appropriate office, telephone and computer facilities for such representatives’ use. This coordination shall apply to all of Sellers’ flights into and out of Midway, and all AirTran’s flights into and out of Midway, and those operated on B-737-800 aircraft subject to Wet Lease Agreements pursuant to Section 8.7 hereof. Notwithstanding the assignment and transfer of the Transferred Assets at Closing, Sellers will nevertheless during the entire Transition Period bear and pay all costs of operation of the business associated with the Transferred Assets, including without limitation, all rentals and all other amounts due, and perform all obligations accruing or arising under, the Assumed Contracts and with respect to the Wet Leased Aircraft, in each case during and with respect to the Transition Period.

Section 9.5 Certain Post Closing Operations. Subject to the continued ownership and control by Sellers until acquired by AirTran in compliance with applicable law (including but not limited to proceedings instituted by the DOT and/or FAA to allocate by exemption or otherwise), Sellers shall, to the fullest extent permitted by law, make available to AirTran through wet lease, joint code share agreements or any combination thereof, the use and benefit of fourteen (14) exemption and/or AIR-21 arrival or departure slots at LaGuardia to be designated at or prior to Closing by AirTran from the Slots listed on Schedule 6.12 (the “AIR-21 LaGuardia Slots”) and six (6) exemption and/or AIR-21 arrival or departure slots of Sellers at Reagan (collectively, the “AIR-21 Reagan Slots”).

ARTICLE X

EMPLOYEE MATTERS

Without undertaking any obligation to hire any employee or group of employees of Sellers, to the extent practical and consistent with its hiring needs and standards, AirTran agrees to undertake good faith efforts to employ individual qualified existing employees of Sellers resident in Chicago as new employees of AirTran. In furtherance of and subject to the foregoing, AirTran (i) presently expects that at such time as all of its services and flight schedules from the

Midway Gates are operated with its own aircraft the number of full and part-time jobs required to perform the airside and landside operations at the Midway Gates will be substantially the same as the number of such jobs in place as of the Execution Date, subject to normal seasonal adjustment; (ii) intends to make good faith efforts to itself, or through third party vendors, provide preferential hiring consideration for such jobs to current, active individual employees of Seller, resident in Chicago, presently working in such positions at Midway; (iii) expects that it will, and will endeavor to require any third party vendors to, make job applications and/or interviews available to current, active employees of Seller and conduct or cause to be conducted job fairs or other similar opportunities for applications to be made for such available positions; (iv) believes that the current work experience of such active employees of Seller will be an important consideration in evaluating all such employees; and (v) currently intends also to give preferential hiring consideration on the same basis set out above to current, actively employed Midway based mechanics, flight and in-flight personnel, resident in Chicago, for Chicago based mechanic, flight and in-flight positions. It is contemplated that, with respect to all such positions set out in the preceding sentences, preferential hiring consideration will continue for a period of one-year after the Execution Date.

ARTICLE XI

RISK OF LOSS

Section 11.1 Risk of Loss on Sellers. Sellers shall bear the risk of any loss or damage to any Transferred Assets at all times prior to the delivery of physical possession thereof to AirTran at Closing in accordance with Section 5.3. Sellers shall promptly notify AirTran if any such loss or damage occurs (in the case of Ground Support Equipment if it occurs after the appraisal thereof referred to in Section 2.3 is completed). If any such Transferred Asset is damaged on or after the Execution Date but not destroyed then Sellers promptly shall fully repair such Transferred Asset; provided, however, that such repair obligation shall not exist if the cost of repair would be sufficiently large that the only reasonable course of action would be to treat such Transferred Asset as a total loss. In the event of any total loss (or loss treated as a total loss in accordance with the immediately prior sentence) of any Transferred Asset, on or after the Execution Date AirTran may elect to either (i) have paid over to it all insurance proceeds to which Sellers may be entitled in respect of such loss or (ii) reduce the Acquisition Price in accordance with Section 4.4. If any loss or damage to any tangible Transferred Asset occurs following the Closing at which such Transferred Asset was conveyed to AirTran but prior to the delivery of physical possession thereof to AirTran in accordance with Section 5.3, then Sellers promptly shall pay or cause the applicable Seller to pay to AirTran the greater of (i) the aforesaid insurance proceeds or (ii) the amount by which the Acquisition Price would have been reduced in accordance with Section 4.3(a) if such loss or damage had occurred prior to the Closing.

ARTICLE XII

FURTHER AGREEMENTS AND TERMINATION

Section 12.1 Termination Payment Upon AirTran Termination.

(a) In the event this Agreement is terminated by AirTran pursuant to Section 12.3(b)(i) or 12.3(c)(iii) of this Agreement, Sellers shall be obligated to pay to AirTran, in cash, (i) immediately upon termination of this Agreement, an amount equal to the AirTran Expenses plus (ii) an amount equal to 3% of the Acquisition Price (such later amount, the “Termination Fee”) which Termination Fee shall be payable no later than the earlier of (i) the consummation of the sale, transfer or assignment (whether in one transaction or a series of transactions) of one or more of the Midway Gates or of all or a substantial portion of the Transferred Assets to a Person or Persons other than AirTran or an Affiliate of AirTran, (ii) the effective date of any plan of reorganization confirmed in the Chapter 11 Cases, (iii) the dismissal of the Chapter 11 Cases, or (iv) the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

(b) In the event this Agreement is terminated by (i) AirTran pursuant to Section 12.3(c)(ii) of this Agreement or, pursuant to Section 12.3(b)(iii) where the conditions set forth in Section 5.5(a), (b), (c), (d) and (g) have been satisfied, or (ii) Sellers pursuant to Section 12.3(d)(iv) or pursuant to Section 12.3(b)(iii), then, in each such case (A) Sellers shall be obligated to pay AirTran, the AirTran Expenses, which shall be payable immediately upon termination of this Agreement, and (B) if, (x) within twelve (12) months following such termination of this Agreement, Sellers or their Affiliates consummate a sale of all or a substantial portion of the Transferred Assets to a Person (or group of Persons) other than AirTran or an Affiliate of AirTran, or (y) within twelve (12) months following such termination of this Agreement, a Chapter 11 plan for Sellers is confirmed which contemplates allowing Sellers or their Affiliates to continue to own and operate all or a substantial portion of the Transferred Assets, then Sellers shall be obligated to pay to AirTran, immediately upon the consummation of any such transaction, an amount equal to the Termination Fee. Any of the AirTran Expenses or Termination Fee not paid when due pursuant to any provision of this Agreement shall bear interest at twelve percent (12%) per annum until so paid.

(c) In the event that this Agreement is terminated by AirTran pursuant to Section 12.3(c)(v) due to an event or circumstance described in paragraph (a), (b), (d), (e) or (f) of the definition of Material Adverse Effect in this Agreement, then, in any such case, Sellers shall be obligated to immediately pay AirTran, in cash, an amount equal to the AirTran Expenses.

Section 12.2 Termination Payments Upon Sellers Termination.

(a) In the event this Agreement is terminated by Sellers pursuant to Section 12.3(b)(i) of this Agreement, Sellers shall be obligated to pay to AirTran, in cash, an amount equal to (i) the AirTran Expenses, which shall be payable immediately upon termination of this Agreement, plus (ii) the Termination Fee which Termination Fee shall be payable no later than the earlier of (i) the consummation of the sale, transfer or assignment (whether in one transaction or a series of transactions) of one or more of the Midway Gates or of all or substantially all of the other Transferred Assets to a Person or Persons other than AirTran or an Affiliate of AirTran, (ii) the effective date of any plan of reorganization confirmed in the Chapter 11 Cases, (iii) the dismissal of the Chapter 11 Cases, or (iv) the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

(b) In the event that this Agreement is terminated by Sellers pursuant to Section 12.3(d)(ii) or Section 12.3(d)(iii) then, in any such case, Sellers shall be obligated to immediately pay AirTran, in cash, an amount equal to the AirTran Expenses plus the Termination Fee.

Section 12.3 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual consent of each of Sellers and AirTran;

(b) by either of Sellers or AirTran (provided that such terminating party is not then in material breach of any provision of this Agreement):

(i) if the Bankruptcy Court by Final Order approves, or under any of other circumstances there is, a sale of all or a substantial portion of the Transferred Assets, or issuance of all or substantially all of the equity securities of either Seller, to a Person (or group of Persons) other than AirTran or an Affiliate of AirTran or the Bankruptcy Court by Final Order approves a merger, consolidation or corporate reorganization of either Sellers following which neither AirTran nor an affiliate of AirTran, is an Affiliate of the merged, consolidated or reorganized entity, provided, that no termination by Sellers under this Section 12.3(b)(i) shall be effective until the Termination Amount shall have been paid to AirTran;

(ii) if a Governmental Authority shall have issued an order, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, or other action shall have become final and non-appealable; or

(iii) if the Closing shall not have occurred on or before the Scheduled Closing Date.

(c) by AirTran (provided that AirTran is not then in material breach of any provision of this Agreement):

(i) if the Sale Procedures Order shall not have been entered by the Bankruptcy Court within twenty (20) days of the execution of this Agreement and, as of the time of such termination of this Agreement, the Sale Procedures Order has not been entered by the Bankruptcy Court;

(ii) if the Approval Order has not been entered by the Bankruptcy Court within fifty (50) days of execution of this Agreement, and as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court or if the Approval Order has not become a Final Order within sixty-one (61) days after the date of execution of this Agreement and, as of the time of such termination of this Agreement, the Approval Order has not become a Final Order; or

(iii) if a material default or material breach shall be made by any Seller with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) and such inaccuracy has had or would be reasonably likely to have a Material Adverse Effect, if such default, or inaccuracy has not been cured or waived within 30 days after written notice to such Seller specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

(iv) if AirTran is not satisfied in its sole discretion with the results of Phase I of its Environmental Assessment and notifies Sellers in accordance with Section 5.4(e) and Section 8.15 hereof; or

(v) if an event or events or circumstance shall have occurred since the Execution Date which, independently or together with any other event, events or circumstance that have occurred or are reasonably likely to occur, have or are reasonably likely to have a Material Adverse Effect.

(d) by Sellers (provided that Sellers are not then in material breach of any provision of this Agreement);

(i) if a material default or breach shall be made by AirTran with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate and such inaccuracy has had or would be reasonably likely to have a AirTran Material Adverse Effect, if such default, breach or inaccuracy has not been cured or waived within 30 days after written notice to AirTran specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

(ii) if the Board of Directors of Holdings authorizes Sellers, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Sellers notify AirTran in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and during the five-day period (or such lesser period as may be provided under the Sales Procedure Order) after Seller’s notice, (A) Sellers shall have offered to AirTran the opportunity to make such adjustments in the terms and conditions of its offer such that any third party Acquisition Proposal no longer continues to be a Superior Proposal and (B) Sellers shall have reasonably concluded, upon the termination of such five-day period (or such lesser period as may be provided under the Sales Procedure Order), that any Acquisition Proposal giving rise to Seller’s notice continues to be a Superior Proposal; provided, that no termination under this Section 12.3(d)(ii) shall be effective until the Termination Amount shall have been paid to AirTran;

(iii) if the Board of Directors of Holdings authorizes Sellers to enter into a binding written agreement for a Recapitalization Transaction; provided, that no termination under this Section 12.3(d)(iii) shall be effective until the Termination Amount shall have been paid to AirTran; or

(iv) if the Approval Order has not been entered by the Bankruptcy Court within fifty (50) days of execution of this Agreement, and as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court or if the Approval Order has not become a Final Order within sixty-one (61) days after the date of execution of this Agreement and, as of the time of such termination of this Agreement, the Approval Order has not become a Final Order.

Section 12.4 Procedure and Effect of Termination. This Agreement shall in no event terminate pursuant to Section 12.3 unless and until any and all amounts payable to AirTran pursuant to Section 12.1 and Section 12.2 in connection with such proposed termination shall have been paid in full to AirTran. In the event of termination of this Agreement pursuant to Section 12.3, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 12.4) without further action by any of the parties hereto. If this Agreement is terminated pursuant to Section 12.3 as provided herein:

(a) upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of Section 12.1, Section 12.2, this Section 12.4 and Section 9.2 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that in the event AirTran is entitled to receive the Termination Amount, the right of AirTran to receive such amount shall constitute AirTran’s sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by either Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement which results in a termination of this Agreement by AirTran pursuant to Section 12.3.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)	If to Sellers, to:

ATA Holdings Corp.

ATA Airlines, Inc.

1337 West Washington Street

Indianapolis, Indiana 46231

Attn.: Mr. Gilbert F. Viets

 Executive Vice President and Chief Restructuring Officer

Facsimile: (317) 282-7091

Email: mailto:Gilbert.Viets@IflyATA.com

with a copy to:

Baker & Daniels (which shall not constitute notice)

300 N. Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Attention: Stephen A. Claffey, Esq.

Facsimile: (317) 237-1000

Email: mailto:steve.claffey@bakerd.com

(b) If to AirTran, to:

AirTran Airways, Inc.

9955 AirTran Blvd.

Orlando, Florida 32827

Attention: Richard P. Magurno

                   Senior Vice President and General Counsel

Facsimile: (407) 251-5571

Email: mailto:richard.magurno@airtran.com

with a copy to:

Smith, Gambrell & Russell, LLP (which shall not constitute notice)

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309

Attention: Howard E. Turner, Esq.

Facsimile: (404) 685-6894

Email: mailto:hturner@sgrlaw.com

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 13.2 Actions by Sellers. Where any provision of this Agreement indicates that either Seller shall take any specified action (or refrain from taking any specified action) or requires either Seller to take any specified action (or to refrain from taking any specified action), then, Sellers shall cause such Seller to take such action (or to refrain from taking such action, as applicable). Whenever any provision of this Agreement refers to the knowledge or an obligation or liability of Sellers, such provision shall be deemed to refer to the knowledge, obligation or liability or either Seller, individually, or both Sellers, collectively, jointly, or severally.

Section 13.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

Section 13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee appointed for Sellers) and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to Sellers delivered in accordance with Section 13.1, AirTran may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof or to any Person that directly or indirectly acquires, after the Closing, all or substantially all of the assets or voting stock of AirTran, but such assignment or delegation shall not relieve AirTran of any obligation hereunder.

Section 13.5 Waiver. AirTran may, by written notice to Sellers, and Sellers (for itself and on behalf of all other Sellers) may, by written notice to AirTran, (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement or shall operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 13.6 Entire Agreement; Disclosure Schedules. This Agreement, which includes the schedules and exhibits hereto, supercedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitutes the entire agreement by and among the parties hereto.

Section 13.7 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by AirTran and Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

Section 13.8 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 13.9 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the rules and substantive Laws of the State of New York, without regard to conflicts of law provisions thereof.

Section 13.10 Execution in Counterparts.

This Agreement and the agreements referred to herein may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

Section 13.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.12 Invalid Provisions. If any provision of this Agreement (other than Section 5.4 or Article XII of this Agreement or any part or provision thereof) is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers on the one hand and AirTran on the other hand will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.13 Transfers. AirTran and Sellers shall cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Transferred Assets with a minimum of disruption to the operations and employees of the businesses of AirTran or Sellers.

Section 13.14 Brokers. Sellers hereby agree to indemnify and hold harmless AirTran against any liability, claim, loss, damage or expense incurred by Sellers relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by Sellers or any other Seller. AirTran hereby agrees to indemnify and hold harmless Sellers against any liability, claim, loss, damage or expense incurred by AirTran relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by AirTran.

Section 13.15 Exculpation. Each Seller agrees that none of AirTran’s controlling persons, officers, directors, partners, agents, employees or other representatives shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by this Agreement.

Section 13.16 Principles of Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, the terms “hereof,” “herein,” “hereby” and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

Section 13.17 Survival. The representations, warranties and covenants of the Sellers and AirTran contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the third anniversary of the Closing except that representations and warranties respecting Environmental Claims and Tax matters or claims shall survive for the period of the applicable statute of limitations in respect of such matters or claims.

Section 13.18 Sellers Agreement to Indemnify.

(a) Subject to the limitations described in Section 12.4 in the event this Agreement is terminated by AirTran pursuant to Section 12.3 hereof, Sellers hereby jointly and severally agree to indemnify and hold harmless AirTran and all officers, directors and employees and Affiliates of AirTran (collectively, the “Indemnified Parties”) from and against any and all liabilities, losses, and damages and attorney’s fees, court costs, and other out-of-pocket expenses (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of Sellers contained in this Agreement to have been true when made and as of the Closing Date; (ii) the breach of any covenant or agreement of the Sellers in this Agreement or any Ancillary Agreement to which Sellers, or either of them is a party, in each case to the extent not waived by each of the Indemnified Parties; (iii) the Retained Liabilities; and (iv) any loss, damage, liability, claim, demand or litigation made or brought against or incurred by or imposed upon AirTran or the Transferred Assets related to or arising out of any acts, omissions, conditions, occurrences, liabilities, taxes, duties, claims, demands or litigation existing or occurring on or prior to the Closing Date, including, without limitation, arising out of or related to any matter disclosed on Schedule 6.16(a) hereto.

(b) Any Indemnified Party seeking indemnification under this Agreement shall notify the Sellers of the basis upon which the Indemnified Party makes a claim for indemnification hereunder within a reasonable time after AirTran becomes aware of the incurrence of any such Loss; provided, however that an Indemnified Party’s failure to give such notice, or to give such notice within a reasonable time, shall not adversely affect such Indemnified Party’s right to indemnification for such Loss.

Section 13.19 AirTran Agreement to Indemnify.

(a) AirTran hereby agrees to indemnify and hold harmless Sellers and all officers, directors and employees and Affiliates of Seller (collectively, the “Seller Indemnified Parties”) from and against any and all liabilities, losses, and damages and attorney’s fees, court costs, and other out-of-pocket expenses (collectively, “Seller’s Losses”) incurred or suffered by any Seller Indemnified Party to the extent that the Seller Losses arise by reason of, or result from (i) the failure of any representation or warranty of AirTran contained in this Agreement to have been true when made and as of the Closing Date; or (ii) the breach of any covenant or agreement of AirTran contained herein or contained in any Ancillary Agreement to the extent not waived by each of the Seller Indemnified Parties.

(b) Any Seller Indemnified Party seeking indemnification under this Agreement shall notify AirTran of the basis upon which the Seller Indemnified Party makes a claim for indemnification hereunder within a reasonable time after Seller becomes aware of the incurrence of any such Seller Loss; provided, however, that a Seller Indemnified Party’s failure to give notice or to give such notice within a reasonable time shall not adversely affect such Seller Indemnified Party’s right to indemnification for such Seller Loss.

Section 13.20 Setoff. AirTran shall have the right to set-off and apply against all amounts due and owing from AirTran to Sellers under this Agreement or any Ancillary Agreements or other matter pursuant to which AirTran is may become liable or indebted to the Sellers, any Losses incurred or suffered by AirTran or any amounts due AirTran from Sellers under any other provision of this Agreement or any of the Ancillary Agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS:

ATA HOLDINGS CORP.

By:	/s/ Gilbert F. Viets
Name:	Gilbert F. Viets
Title:	Executive Vice President & CRO

ATA AIRLINES, INC.

By:	/s/ Gilbert F. Viets
Name:	Gilbert F. Viets
Title:	Executive Vice President & CRO

AIRTRAN:

AIRTRAN AIRWAYS, INC.

By:	/s/ Richard P. Magurno
Name:	Richard P. Magurno
Title:	Sr. Vice President, General Counsel & Secretary

EXHIBIT A

DEFINITIONS

“Acquired Station Assets” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Acquisition Price” shall have the meaning ascribed to such term in Section 4.1 of this Agreement and for the purposes of Section 12.1 shall be deemed to be an amount equal to the sum of (i) the present value, discounted annually, at ten percent (10%) per annum, of all Assumed Liabilities, which AirTran is, or was, prepared to assume pursuant to this Agreement, which the parties agree is $35,000,000 and (ii) $89,955,000 representing the cash portion of the Acquisition Price.

“Acquisition Price Offset Amount” shall have the meaning ascribed to such term in Section 4.6 of this Agreement.

“Acquisition Proposal” means any proposal or offer, other than a proposal or offer by AirTran or any of its Affiliates, for (a) any merger, consolidation, share exchange, business combination or other similar transaction with Sellers or any of the other Sellers, (b) any sale, lease, exchange, mortgage or pledge (exclusive of any mortgage or pledge made in connection with any debtor-in-possession financing in the Chapter 11 Cases), transfer or other disposition of any of the Transferred Assets or 20% or more of the other assets and liabilities of Sellers in a single transaction or series of transactions (whether related or unrelated), (c) any tender offer or exchange offer for 20% or more of the outstanding shares of Sellers’ common stock or any class of Sellers’ debt securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, (d) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of any class of Sellers’ common stock or any class of Sellers’ debt securities or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” shall mean with respect to any Person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with that Person.

“Agreed Lessor Rent Payments” shall mean the monthly rent payments as confidentially agreed between AirTran and the lessor of the B-737-800 aircraft leased under the Wet Leases applicable to the term of the Wet Leases and to be paid directly to such lessor by AirTran during such term.

“Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

“AIR-21 LaGuardia Slots” shall having the meaning ascribed to such term in Section 9.5 of this Agreement.

“AIR-21 Reagan Slots” shall having the meaning ascribed to such term in Section 9.5 of this Agreement.

“AIR-21 Slots” shall mean those Slots at LaGuardia and Reagan Airports which pursuant to the Wendell H. Ford Aviation Investment and Reform Act for the 21st Century (“AIR-21”) and the orders of the DOT pursuant thereto cannot be freely transferred by Sellers.

“AirTran” shall have the meaning ascribed to such term in the preamble to this Agreement.

“AirTran Expenses” shall mean AirTran’s out of pocket expenses (including but not limited to filing fees under the HSR Act, financial advisors’, accountants’ or attorneys’ fees and expenses and other filing fees) incurred in connection with the evaluation of the transactions contemplated hereby, or the negotiation and performance of this Agreement and its due diligence investigation of the Sellers and the Transferred Assets and/or arranging for financing of the transactions contemplated hereby in connection with this Agreement in an amount up to but not exceeding $1,000,000.

“AirTran Material Adverse Effect” shall mean a materially adverse effect on the business, results of operations or financial condition of AirTran and its subsidiaries, taken as a whole, other than any change, circumstance or effect caused by (i) the economy or financial markets in general, (ii) changes in general political or regulatory conditions in the United States, (iii) conditions generally in the airline industry in which AirTran operates and not specifically relating to AirTran or (iv) or resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“AirTran Services Agreement” shall have the meaning ascribed to such term in Section 8.18 of this Agreement.

“Alliance Agreement” shall have the meaning ascribed to such term in Section 8.19 of this Agreement.

“Ancillary Agreements” shall mean the Facilities Lease Assignment, Bill of Sale, Assumption Agreement and the other assignment or transfer documents, the Assumed Contracts, the Gate Option Agreement, the Midway Services Agreement, the Station Services Agreement, the AirTran Services Agreement, the Alliance Agreement, the Transitional Code Sharing Agreement, the Wet Leases, the Midway Ticket Sales Agreement and the ATA Connection Agreement and the other agreements referred to herein to be delivered at or after the Closing.

“Antitrust Laws” shall have the meaning ascribed to such term in Section 8.8(c) of this Agreement.

“Appraisal Liquidation Value” shall mean the estimated dollar amount that would be derived from the sale of assets at a professionally advertised and conducted public auction sale, held under forced sale conditions and within the framework of the economy existing at the time of such sale as determined by a qualified, nationally recognized appraiser of commercial aviation ground support equipment selected by AirTran and consented to by the Sellers (which consent shall not be unreasonably withheld or delayed) to conduct an appraisal of the assets on the foregoing basis.

“Approval Order” shall have the meaning ascribed to such term in Section 8.13(d) of this Agreement.

“Assumed Contracts” shall mean the following contracts or agreements (provided that if any such contracts or agreements relate not only to Transferred Assets but also other assets, then only the portions of such contracts and agreements that relate specifically to the Transferred Assets shall be deemed to be Assumed Contracts):

(a) the Facilities Lease;

(b) the Assumed Ground Equipment Leases;

(c) the Assumed Gate Property Leases;

(d) the Station Leases which AirTran elects to assume from and after Closing; and

(e) the Service Agreements which AirTran elects to assume at Closing.

“Assumed Gate Property Leases” shall mean any Gate Property Leases which AirTran elects to assume from and after Closing.

“Assumed Ground Equipment Leases” shall mean any Ground Equipment Leases which AirTran elects to assume from and after Closing.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

“Assumption Agreement” shall have the meaning ascribed to such term in Section 5.2(c)(ii) of this Agreement.

“ATA” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“ATA Connection” refers to the regional commuter airline operated by Chicago Express Airlines, Inc., a wholly-owned subsidiary of Holdings.

“ATA Connection Agreement shall have the meaning ascribed to such term in Section 8.22 of this Agreement.

“ATA Pre-Sold Tickets” shall have the meaning ascribed to such term in Section 8.21 of this Agreement.

“Bankruptcy Code” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Bankruptcy Court” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Bankruptcy Resolution Date” means the date on which a Final Order of the Bankruptcy Court has been entered dismissing, closing or otherwise terminating the Chapter 11 Cases.

“Bill of Sale” shall have the meaning ascribed to such term in Section 5.2(a)(i) of this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to close.

“Business Combination” shall have the meaning ascribed to such term in Section 8.12 hereof.

“Chapter 11 Case” or “Chapter 11 Cases” shall mean the voluntary cases commenced by Sellers under chapter 11 of the Bankruptcy Code.

“Chicago Construction Loan” shall mean two separate loans made to ATA by the City of Chicago to fund a jet bridge extension at Midway Airport, such loans having an outstanding principal amount as of October 1, 2004 of $6,990,362.

“Chicago Construction Loan Indebtedness” shall have the meaning ascribed to such term in Section 4.3(c) of this Agreement.

“Closing” shall have the meaning ascribed to such term in Section 5.1 of this Agreement.

“Closing Date” shall have the meaning ascribed to such term in Section 5.1 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“Competing Offer” shall have the meaning ascribed to such term in Section 8.13(a) of this Agreement.

“Consent” shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean any agreement, contract, lease, commitment, license, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

“Data” shall mean all documents, books, drawing, logs, manuals and records relating primarily or exclusively to the Transferred Assets.

“Designated Midway Revenue Flight” shall mean a revenue passenger flight of AirTran, or any of its successors or assigns, using a Large Commercial Aircraft between (regardless of which airport is the originating airport) (i) Midway and LaGuardia or (ii) Reagan and Midway.

“DOT” shall mean the United States Department of Transportation or any successor thereto.

“Environmental Assessments” shall mean an environmental inspection and/or survey of Sellers’ real property for AirTran which shall, at a minimum, consists of a so called Phase I inspection/survey, provided that if such Phase I shall reveal or reflect a concern regarding any Environmental Claim or any other violation, or evidence of possible violation, of Environmental Laws, may also include, at AirTran’s election, a so called Phase II inspection/survey if AirTran determines such Phase II necessary or advisable.

“Environmental Claims” shall have the meaning ascribed to such term in Section 6.16(e)(i) of this Agreement.

“Environmental Laws” shall have the meaning ascribed to such term in Section 6.16(e)(ii) of this Agreement.

“Evaluation Period” means the thirty (30) day period beginning on the Execution Date and ending thirty (30) days thereafter.

“Excluded Aircraft” means all aircraft other than B-717 and B-737s.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

“Execution Date” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

“FAA” shall mean the Federal Aviation Administration or any successor thereto.

“Facilities Lease” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Facilities Lease Assignment” shall have the meaning ascribed to such term in Section 5.2(a)(i) of this Agreement.

“Federal Aviation Act” shall mean the Federal Aviation Act of 1958, as amended, together with the aviation regulations of the FAA, as the same may be in effect from time to time.

“Final Order” shall mean an order or judgment the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for rehearing or re-argument has been taken or been made and is pending for argument.

“Gate Property” shall mean all facilities, equipment, furnishings, fixtures (including permanent improvements to any property comprising Gate Property), leasehold improvements, appurtenances and personalty (including, without limitation, ticket counters, ticket kiosks and other ticketing dispensers or devices) owned by any Seller and used exclusively or primarily in connection with the Midway Gates, or any Station Lease, but does not include Ground Support Equipment.

“Gate Property Documents” shall mean the Facilities Lease, the Gate Property Leases and the Ground Equipment Leases.

“Gate Property Leases” shall have the meaning ascribed to such term in Section 6.15(c) of this Agreement.

“Gate Reduction Amount” shall have the meaning ascribed to such term in Section 2.2 of this Agreement.

“Gates” shall refer to an individual facility at which passengers are enplaned or deplaned at Midway and shall mean the Midway Gates or in the singular one Midway Gate.

“Governmental Authority” shall mean any U.S. federal, state or local government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state or local court, tribunal or arbitrator (including, without limitation, the Bankruptcy Court).

“Ground Support Equipment” shall mean each vehicle, tool, piece of equipment, or other tangible asset owned or leased by Sellers in connection with aircraft operations or maintenance at Midway or at facilities included in or covered by the Station Leases other than solely used with respect to the maintenance of Excluded Aircraft, and not including equipment of either Sellers primarily used in aircraft maintenance and storage operations of ATA in its separate hangers at Midway. All Ground Support Equipment shall be listed by Sellers on Schedule 2.3.

“Ground Equipment Leases” shall have the meaning ascribed to such term in Section 6.15(d) of this Agreement.

“Holdings” shall have the meaning ascribed to such term in the first paragraph of this Agreement.

“HSR Act” shall mean Hart-Scott-Rodino Act of 1976, as amended.

“Improvements” shall have the meaning ascribed to such term in Section 6.20(b) of this Agreement.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 13.18(a) of this Agreement.

“Intellectual Property” shall mean (i) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, (ii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship, including, without limitation, all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, and all moral rights, (iv) all databases, data compilations and data collections, (v) all trade secrets and confidential information (including, without limitation, ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals), (vi) all domain names, web addresses and websites, (vii) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation), (viii) all other intellectual property and proprietary rights, and (ix) all copies and tangible embodiments of all of the foregoing (i) through (ix) in any form or medium.

“LaGuardia” shall mean LaGuardia International Airport in the Borough of Queens, New York City, New York.

“Large Commercial Aircraft” shall mean a commercial jet powered aircraft with a seating capacity of at least fifty (50) passengers employed in scheduled passenger service.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including without limitation, the Bankruptcy Code, the Federal Aviation Act and any Environmental Laws.

“Leased Assets” means the Midway Leased Assets, Gate Property Leases and the Ground Equipment Leases.

“Leased Real Estate Assets” shall have the meaning ascribed to such term in Section 6.20(a) of this Agreement.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges, or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” shall have the meaning ascribed to such term in Section 13.18 hereof.

“Material Adverse Effect” shall mean:

(a) any change, circumstance, development, effect, event, fact or occurrence after the Execution Date that is or may reasonably be expected, individually or in the aggregate, to be materially adverse to (i) the ability of the Sellers, individually or taken as a whole to perform their obligations under this Agreement or to consummate the transactions contemplated herein, or (ii) the business, tangible assets, liabilities, results of operations or condition (financial or other) or prospects of the business operated by Sellers at Midway, taken as a whole, other than (A) relating solely to or resulting solely from entering into this Agreement or the consummation of the transactions contemplated herein or the announcement thereof, (B) relating solely to or resulting solely from the filing of the Chapter 11 Cases, or (iii) the legality, validity or enforceability of this Agreement or the agreements and instruments to be entered into in connection herewith or the realization of the rights and remedies hereunder.

(b) any change, circumstance, development, effect, event, fact or occurrence after the Execution Date (a “Change”) that is or reasonably may be expected to (i) give rise to any liability on the part of AirTran, other than the Assumed Liabilities, with respect to or result in a reduction in the value of the Transferred Assets or (ii) increase the amount of the Assumed Liabilities in an amount, individually or in the aggregate with all other liabilities or reductions in value of the Transferred Assets arising from a Change, which is equal to or greater than in the aggregate $2,500,000 but only after application of all of AirTran’s holdback, setoff and Gate Reduction Amount rights under this Agreement which are applicable to any such reduction in value of the Transferred Assets or the increase in the Assumed Liabilities or other liabilities.

(c) any increase of the price of jet fuel purchased in quantities substantially the same or greater than quantities presently purchased by ATA to support its scheduled service operations at Midway for current delivery at Midway Airport to a price in excess of $2.00 per gallon (including all taxes, fees and charges).

(d) any material cessation of operations of scheduled commercial flights by Sellers at Midway, Reagan, LaGuardia or any other Station currently served by Sellers out of Midway, except as contemplated by Schedule 8.2(g).

(e) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of either of the Sellers in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law seeking the liquidation of one or more of the Sellers under Chapter 7 of the Bankruptcy Code or the conversion of the Chapter 11 Cases to Chapter 7 for any purpose or (B) a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of either of the Sellers under Chapter 7 of the Bankruptcy Code, or the commencement by either of the Sellers of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law to convert the Chapter 11 Cases to Chapter 7 proceedings under the Code or other similar liquidation proceeding, or the consent by either of the Sellers to the entry of a decree or order for relief in respect of either of the Sellers in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either of them, or the consent by either of the Sellers to the filing of a petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of either of the Sellers, in each instances, to convert the Chapter 11 Cases to Chapter 7 proceedings under the Bankruptcy Code or other similar liquidation proceedings or to otherwise effect the liquidation of either of the Sellers; provided, however, in no event shall the proposed transfer of the Transferred Assets to AirTran pursuant to this Agreement and the Chapter 11 Cases be deemed to violate this subsection (e).

(f) any strike, work stoppage, work action or material slow down with respect to the flight operations of Sellers to and from Midway, LaGuardia or Reagan.

(g) any outbreak or escalation of hostilities or other national or international calamity or crisis or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States or elsewhere (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the Execution Date), if the effect of such outbreak, escalation, calamity, crisis or material adverse change in the economic conditions in, or in the financial markets of, the United States or elsewhere could be reasonably expected to make it, in AirTran’s reasonable judgment, impracticable or inadvisable to proceed with any financing contemplated by it for the acquisition of the Transferred Assets on the terms and in the manner contemplated herein.

(h) the suspension or limitation of trading for more than three (3) consecutive Business Days generally in securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market or any setting of limitations on prices for securities on any such exchange or NASDAQ National Market.

(i) the enactment, publication, decree or other promulgation after the Execution Date of any applicable law that in AirTran’s reasonable opinion materially and adversely affects, or could be reasonably expected to materially and adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of AirTran, taken as a whole.

(j) the declaration of a banking moratorium by any Governmental Authority; or the taking of any action by any Governmental Authority after the Execution Date in respect of its monetary or fiscal affairs that in AirTran’s reasonable opinion could reasonably be expected to have a material adverse effect on the financial markets in the United States.

(k) any general suspension of commercial aviation operations in the United States for a period of more than forty-eight (48) consecutive hours or for more than four days in any month.

“Materials of Environmental Concern” shall have the meaning ascribed to such term in Section 6.16(e)(iii) of this Agreement.

“MCPH Payments” shall mean the monthly collections for maintenance cost per hour to be paid by ATA to GE Engine Services, Inc. (reference number ESI-95-0595D) under Section 10.1 of the Engine Service Agreement dated as of September 22, 2000 between ATA and GE Engine Services, Inc. in respect of the Wet Leased Aircraft under the Wet Leases which are applicable to the operation of the Wet Leased Aircraft during the term of the Wet Leases and to be paid directly to GE Engine Services, Inc. by AirTran during such term.

“Midway” or “Midway Airport” shall mean Midway Airport located in the City of Chicago, Illinois.

“Midway Gates” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Midway Gate Property” shall mean Gate Property located at Midway.

“Midway Leased Assets” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Midway Services Agreement” shall have the meaning ascribed to such term in Section 8.16 of this Agreement.

“Net Ticket Revenue” shall have the meaning ascribed to such term in Section 8.21 of this Agreement.

“New Right of Entry Agreement” shall have the meaning ascribed to such term in Exhibit C to this Agreement.

“Owned Gate Items” shall have the meaning ascribed to such term in Section 6.15(e) of this Agreement.

“Order” means any decree, judgment, injunction, writ or similar judicial or administrative action and whether temporary, preliminary or permanent.

“Permanent Slots” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Permits” shall mean all permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority that relate to or otherwise are used or are necessary in connection with the ownership, operation or other use of any of the Transferred Assets.

“Permitted Liens” shall mean Liens for taxes, assessments and other governmental charges which are not due and payable.

“Person” shall mean any individual, general partnership, limited partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Reagan” shall mean Ronald Reagan Washington National Airport located in Arlington, Virginia.

“Recapitalization Transaction” means a recapitalization transaction involving Sellers and its existing security holders that does not involve the sale of any Seller or all or substantially all of the assets of any Seller.

“Representative” shall have the meaning ascribed to such term in Section 8.12 of this Agreement.

“Retained Liabilities” shall have the meaning ascribed to such term in Section 3.2 of this Agreement.

“Return Accommodations” shall have the meaning ascribed to such term in Section 8.7 of this Agreement.

“Right of Entry Agreement” shall mean that certain Right of Entry Agreement between the City of Chicago and ATA dated as of June 30, 2002.

“Route” shall have the meaning ascribed to such term in Section 6.18 of this Agreement.

“Sale Procedures Order” shall have the meaning ascribed to such term in Section 8.13(a) of this Agreement.

“Scheduled Closing Date” shall mean such date selected by AirTran but shall be no earlier than December 20, 2004, and no later than December 23, 2004.

“Schedules” shall have the meaning ascribed to such term in Section 1.2 hereof.

“Seller Indemnified Party” shall have the meaning ascribed to such term in Section 13.19 of this Agreement.

“Sellers” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Sellers Cost” shall have the meaning ascribed to such term as set forth in Section 8.16 hereof.

“Sellers Losses” shall have the meaning ascribed to such term in Section 13.19 of this Agreement.

“Service Agreements” shall have the meaning ascribed to such term in Section 6.15(k) of this Agreement.

“Slots” shall mean collectively, the Permanent Slots, the AIR-21 Reagan Slots and the AIR-21 LaGuardia Slots, as further identified in Section 6.12 of this Agreement.

“Station” shall mean any airport at which Sellers have a Station Lease other than Midway.

“Station Gate Property” shall mean Gate Property located at any Station.

“Station Leases” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Station Services Agreement” shall have the meaning ascribed to such term in Section 8.17 of this Agreement.

“Superior Proposal” shall mean an Acquisition Proposal that the Board of Directors of Holdings has determined in good faith, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and that the Board of Directors of Holdings believes in good faith, would, if consummated, result in a transaction more favorable from a financial point of view than the transaction proposed by this Agreement.

“Tax” and “Taxes” shall mean all federal, state, local, or foreign income, payroll, employee withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, transfer, workers’ compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

“Termination Amount” means the sum of (i) the AirTran Expenses plus (ii) the Termination Fee (if any), which is payable pursuant to either Section 12.1 or Section 12.2 of this Agreement.

“Termination Fee” shall have the meaning ascribed to such term in Section 12.2(a) of this Agreement.

“Ticket Revenue” shall have the meaning ascribed to such term in Section 8.21 of this Agreement.

“Transferred Assets” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Transition Period” shall have the meaning ascribed to such term in Section 9.4 of this Agreement.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act effective February 4, 1989.

“Wet Lease Agreement” means a lease agreement under which maintenance, risk of loss and operational control of a leased aircraft is retained by lessor (which shall, in particular, involve the aircraft remaining under the control of a cockpit crew employed or contracted by, or seconded to, lessor) and which also provides that, throughout the term of such lease:

(a)	the aircraft will remain registered by such lessor with the FAA;

(b)	the lessor shall be responsible for compliance with all applicable governmental requirements for the operation and maintenance of such aircraft;

(c)	the lessor shall be responsible for all insurance and taxes with respect to such aircraft and its operation and maintenance and return conditions; and

(d)	insurance on the aircraft will be maintained by the lessor and will not be changed or affected by such lease other than to record the existence of such lease and to name AirTran as an additional insured with respect to all liability coverage thereunder.

“Wet Leased Aircraft” shall have the meaning ascribed to such term in Section 8.7.

“Wet Leases” shall mean the Wet Lease Agreements, if any, entered into between AirTran, as lessee, and ATA, as lessor, pursuant to Section 8.7 of this Agreement. AirTran shall determine which of the specific B-737-800 aircraft are to be subject to such Wet Lease Agreements. Any such B-737-800 wet leases shall among other things, require Sellers to provide the B-737-800 aircraft fully equipped for passenger service and in airworthy condition, with fully qualified and licensed cockpit and cabin crews, with flight dispatch services in respect of all flights and positioning flights, together with all scheduled and unscheduled maintenance for such aircraft in accordance with all applicable governmental requirements and with all insurance (to be satisfactory in form, coverage and amount to AirTran) and property taxes with respect to such aircraft or their operation paid or provided by Sellers. Sellers will not be responsible for landing fees, overflight charges, ground handling costs or fees, fuel or costs of catering.

EXHIBIT B

DISCLOSURE AND OTHER SCHEDULES

(Delivery Requirements)

Schedule	Schedule Description	Delivering Party	Delivery Date
2.3	Ground Support Equipment	Sellers	At signing
4.3	Adjustments to Acquisition Price	AirTran	120 days after Closing
6.4	Third Party Options	Sellers	At signing
6.6	Consents and Approvals	Sellers	At signing
6.7	Permits	Sellers	At signing
6.11	Assumed Contract Consents	Sellers	At signing
6.12	Slots	Sellers	At signing
6.13	Casualty	Sellers	At signing
6.15(a)	Midway Gates	Sellers	At signing
6.15(b)	Gate Leases	Sellers	At signing
6.15(c)	Gate Property Leases	Sellers	At signing
6.15(d)	Ground Equipment Leases	Sellers	At signing
6.15(e)	Owned Gate Items	Sellers	At signing
6.15(f)	Condition of Gate Owned Items, Gate Property and Sellers Ground Support Equipment	Sellers	At signing
6.15(i)	Deferred Maintenance for Gate Items	Sellers	At signing
6.15(k)	Services Agreements
6.16(a)	Environmental Compliance	Sellers	At signing
6.16(b)	Environmental Claims	Sellers	At signing
6.16(c)	Environmental Allegations	Sellers	At signing
6.16(d)	Environmental Sites	Sellers	At signing
6.17	Taxes	Sellers	At signing
6.18	Routes	Sellers	At signing
6.19	Intellectual Property	Sellers	At signing
6.20(a)	Leased Real Estate Assets	Sellers	At signing
6.20(e)	Impaired Leased Real Estate Assets	Sellers	At signing
8.21	Ticket Sales Agreement Routes and Frequency	AirTran	30 days after Execution

B-1

EXHIBIT C

TERMS APPLICABLE TO ASSIGNMENT OF FACILITIES LEASE

Concurrent with the Closing:

1.	AirTran and the Sellers will enter into an assignment, assumption and amendment agreement, to which the consent of the City of Chicago (“Chicago”) will be required whereby:

•	ATA will assign all right, title and interest under the Facilities Lease to AirTran.

•	Chicago will acknowledge and agree that AirTran will assume the Facilities Lease, free and clear of all claims and liabilities of, and obligations to, Chicago or third persons arising thereunder with respect to any period prior to the Closing Date.

•	Sellers will cure all amounts, if any, due and owing to Chicago under the Facilities Lease. Sellers are not assigning to AirTran and Sellers shall retain their rights to repayment from Chicago of all amounts of rent and other charges and fees (including landing fees, terminal rents, ramp fees, FIS fees, equipment fees and fueling fees) for which payment in excess of amounts actually owed were made by Sellers at any time prior to the effective date of the assignment and the right to the return of any letter of credit, bond or other security to the extent not applied by Chicago to outstanding and unpaid obligations of Sellers to Chicago.

•	AirTran will post a deposit or letter of credit with Chicago to secure AirTran’s rental obligations under the Facilities Lease in the amount as is required by the Facilities Lease.

2.	Chicago and AirTran will:

•	amend the parties signatory to the Facilities Lease and its notice provisions to delete all references to that certain Hanger Agreement between ATA and Chicago from such Facilities Lease.

•	amend Section 5.06 of the Facilities Lease to establish new Daily Average Utilization requirements (“DUR”) for AirTran of (i) 700 scheduled departing seats per day per Gate during the period December 24, 2004 to and including June 30, 2005, (ii) 800 scheduled departing seats per day per Gate during the period July 1, 2005 to and including December 31, 2005, and (iii) 1,000 scheduled departing seats per day per Gate for all periods thereafter during the term of the Facilities Lease.

3.	Chicago will enter into a new right of entry agreement with AirTran at Closing (the “New Right of Entry Agreement”) upon the same terms and conditions as

C-1

that certain Right of Entry Agreement dated as of November 1, 2003 between Chicago and ATA (the “Right of Entry Agreement”) except (i) the term thereof will be through December 23, 2005, (ii) the references therein to the Hanger (5130 W. 63rd Street) (including without limitation from the definition of Property in Exhibit E) will not be included, (iii) the obligations (including under Exhibit C) which relate to insurance requirements for the Hanger will not be included; (iv) the amount of the security deposit due from AirTran under the Right of Entry Agreement in light of the retention of the Hanger by ATA will be recalculated; and (v) there will not be included any claims, obligations or indebtedness relating to the Property (as currently defined under the Right of Entry Agreement) for any periods prior to the Closing Date and as to the Hanger for all periods on, before and after the Closing Date.

4.	Concurrent with the transfer of the Facilities Lease to AirTran, AirTran shall pay in full to Chicago the outstanding balance of the unsecured loans made to fund the jetway extension at Chicago Midway Airport and agree that any default, cross default, breach or event of default now existing or hereafter occurring under any agreement between or among Chicago, ACH and/or ATA which by reason of any provision of the Facilities Lease or Right of Entry Agreement would constitute or result in a default, cross-default, breach or event of default under the Facilities Lease or the New Right of Entry Agreement shall not constitute a default, cross-default, breach or event of default under any such agreement and shall not affect in any manner AirTran’s rights or obligations under the Facilities Lease or the New Right of Entry Agreement.

The parties shall act in good faith and in a commercially reasonable manner to prepare the necessary agreements and amendments and complete the applicable transactions contemplated by this Agreement as promptly as is commercially reasonable but in no event later than December 22, 2004.

C-2

EXHIBIT D

FORM OF SALE PROCEDURES ORDER

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF INDIANA

INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA Holdings Corp., et al., [1]	)	Case No. 04-19866
	)	(Jointly Administered)
Debtors.	)

ORDER (A) ESTABLISHING PROCEDURES FOR APPROVAL OF ONE OR MORE

TRANSACTIONS, (B) APPROVING AND AUTHORIZING A BREAK-UP FEE AND

EXPENSE REIMBURSEMENT, AND (C) APPROVING A FORM OF NOTICE

This matter came before the Court on the Emergency Motion To Establish (A) Procedures For Approval Of Transaction, (B) A Break-Up Fee, and (C) Forms Of Notice (the “Transaction Procedures Motion”)2 filed by the debtors and debtors-in-possession in the above captioned cases (the “Debtors”). In the Transaction Procedures Motion, Debtors asked that this Court (A) establish procedures (the “Bid Procedures”) for the Court’s consideration and approval of the AirTran Transaction, or one or more Alternative Transactions, (B) approve a break-up fee and expense reimbursement to be payable to AirTran Airways, Inc. under certain circumstances, and (C) approving the form of Bid Procedures Notice as part of the Bid Procedures.

1	The Debtors are the following entities: ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868), Ambassadair Travel Club, Inc. (04-19869), ATA Leisure Corp. (04-19870), Amber Travel, Inc. (04-19871), American Trans Air Execujet, Inc. (04-19872), ATA Cargo, Inc. (04-19873), and Chicago Express Airlines, Inc. (04-19874).
2	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Transaction Procedures Motion.

This Court, having reviewed the Transaction Procedures Motion, all objections to the Transaction Procedures Motion, all pleadings and affidavits filed to date, and having heard the arguments of counsel and evidence presented at a hearing on November 15, 2004 (the “Procedures Hearing”), and being otherwise duly advised, now GRANTS the Transaction Procedures Motion (except to the extent modified herein), it appearing to the Court that it has been made for good cause. Accordingly,

THE COURT HEREBY FINDS THAT:

•	Notice of the Transaction Procedures Motion complies with General Order 03-10.

•	Attached hereto as Exhibit A are the Bid Procedures proposed by Debtors. The Bid Procedures are reasonable, represent a sound exercise of Debtors’ business judgment and are in the best interest of Debtors’ estates.

• Good cause exists for approving the Bid Procedures.

The Bid Procedures

•	At the Procedures Hearing, Debtors presented to the Court an Asset Acquisition Agreement among AirTran Airways, Inc., as Purchaser and Assignee and ATA Holdings Corp. and ATA Airlines, Inc. as Sellers and Assignors dated November 12, 2004 (the “Definitive Agreement”).

NOW, THEREFORE, IT IS HEREBY ORDERED:

•	The Transaction Procedures Motion is hereby GRANTED with the modifications provided for herein, and all objections thereto that were not resolved and withdrawn at or before the Procedures Hearing are hereby OVERRULED.

•	The Bid Procedures are hereby approved. As set forth at page A-11 of the Bid Procedures, the Court will conduct a hearing (the “Transaction Hearing”) to consider approval of the AirTran Transaction or one or more Alternative Transactions that may be determined to individually or collectively constitute the highest and best Transaction. Any auction (“Auction”) that is required by the Bid Procedures will be conducted as provided in the Bid Procedures.

•	The Court hereby approves and orders that Debtors shall pay to AirTran break-up fee in the amount of $ million (the “Break-Up Fee”) and reimburse AirTran for all out-of-pocket expenses (not to exceed in an aggregate of $1,000,000) incurred by AirTran in connection with due diligence, analysis and negotiation of the AirTran Transaction (the “

Expense Reimbursement”) upon the conditions and subject to the terms of Article XII of the Definitive Agreement. If and to the extent such Break-Up Fee and Expense Reimbursement become payable, Debtors shall pay such amounts by wire transfer of immediately available funds to a bank account specified in writing by AirTran within two (2) business days after the same may become payable in accordance with the Definitive Agreement.

•	Subject to a possible continuance as provided in the Bid Procedures, the Transaction Motion shall be heard at the Transaction Hearing on December 16, 2004 at 1:30 p.m. Any objection to the Transaction Motion shall be filed and served on the United States Trustee, counsel for Debtors, counsel for AirTran, and counsel for all of the Notice Parties on or before 4:00 p.m. on December 10, 2004.

###

Requested by:

James M. Carr (#3128-49)

Terry E. Hall (#22041-49)

Stephen A. Claffey (#3233-98)

Melissa M. Hinds (#24230-49)

300 North Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Telephone: (317) 237-0300

Facsimile: (317) 237-1000

jim.carr@bakerd.com

terry.hall@bakerd.com

teve.claffey@bakerd.com

melissa.hinds@bakerd.com

Wendy W. Ponader (#14633-49)

Ponader & Associates, LLP

5241 North Meridian Street

Indianapolis, Indiana 46208

Telephone: (317) 496-3072

Facsimile: (317) 257-5776

wponader@ponaderlaw.com

Distribution:

Debtors’ Counsel

United States Trustee

Secured Lenders

Thirty Largest Unsecured Creditors

EXHIBIT E

FORM OF APPROVAL ORDER

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF INDIANA

In re	)	Chapter 11
)
ATA Holdings Corp., and	)
ATA Airlines, Inc.,	)	Case No.
	)	(Jointly Administered)
)
Debtors.	)

ORDER PURSUANT TO SECTIONS 105(a), 363,365, AND 1146(c)

OF THE BANKRUPTCY CODE (i) AUTHORIZING THE DEBTORS’

SALE OF CERTAIN OF THEIR ASSETS, FREE

AND CLEAR OF LIENS, CLAIMS, AND ENCUMBRANCES; (ii)

APPROVING AN ASSET PURCHASE AGREEMENT; AND (iii) APPROVING

THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY

CONTRACTS AND UNEXPIRED LEASES IN CONNECTION WITH SUCH SALE

A hearing having been held on                     , 2004 (the “Hearing”), to consider the motion, dated     , 2004 (the “Motion”), of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for an order pursuant to sections 105(a), 363, 365, and 1146(c) of title 11 of the United States Code (the “Bankruptcy Code”) (i) authorizing the Debtors’ sale of certain of their assets (the “Transferred Assets”), in accordance with the terms and conditions of that certain Asset Acquisition Agreement, dated as of November 1, 2004, between the Debtors, as sellers, and AirTran Airways, Inc., as purchaser and assignee (“AirTran”), a copy of which is annexed to the Motion as Exhibit A (the “Agreement”), subject to higher and better offers, free and clear of all liens, claims and encumbrances other than the liens created by AirTran (collectively, “Liens”), with such Liens to transfer, affix, and attach to the proceeds of such sale, all as more fully set forth in the Motion; (ii) approving the Agreement; and (iii) approving the assumption and assignment of certain executory contracts and unexpired leases (the “Assumed Contracts”) in connection with such sale; and the Court having entered an Order, dated     , 2004 (the “Sale Procedures Order”), authorizing the Debtors to conduct, and approving the terms and conditions of, an auction (the “Auction”) to consider higher and better offers for the Transferred Assets (an “Alternative Transaction”), establishing dates for the Auction and the Hearing, and approving the procedures for the submission of competing offers, the form and manner of notice of the Auction, the Motion, and the Hearing, and the payment of the AirTran Expenses and the Termination Amount, in accordance with the terms of Article XII of the Agreement; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157(b)(2) and 1334; and

consideration of the Motion, the relief requested therein, and the responses thereto, if any, being a core proceeding in accordance with 28 U.S.C. § 157(b); and the appearances of all interested parties and all responses and objections to the Motion, if any, having been duly noted in the record of the Hearing; and upon the record of the Hearing, the Motion, said responses and objections, if any; and after due deliberation and sufficient cause appearing therefor, the Court hereby

FINDS, DETERMINES, AND CONCLUDES THAT:

1. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Fed. R. Bank. P. 7052, made applicable to this proceeding by to Fed. R. Bankr. P. 9014.

2. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of act, they are adopted as such.

3. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

4. Notice of the Motion, the Auction, and the Hearing has been given in accordance with Fed. R. Bankr P. 2002 and 6004, the Sale Procedures Order and the Agreement. The foregoing notice constitutes proper, timely notice or the Motion which was adequate and sufficient notice under the circumstances, the Auction and the Hearing, and no other or further notice of the Motion, the Auction, the Hearing or the entry of this Order need be given.

5. A reasonable opportunity has been afforded any interested party to make a higher and better offer for the Transferred Assets.

6. All parties who did not file and serve an objection to the Motion are forever barred, precluded, and estopped from asserting any objection, response or other challenge to the relief requested in the Motion and from objecting to the Agreement and the transactions contemplated by the Agreement including, without limitation, the assumption and assignment of the Assumed Contracts.

7. The Debtors’ marketing efforts with respect the Transferred Assets were reasonable and adequate and were designed to obtain the highest price possible for the Transferred Assets and the Debtors conducted the Auction in compliance with the Bidding Procedures Order, the Bidding Procedures and requirements of applicable law.

6. Emergent circumstances and sound business reasons exist for Debtors’ sale of the Transferred Assets pursuant to the Agreement. Entry into the Agreement and consummation of the transactions contemplated thereby constitute the exercise by the Debtors of sound business judgment and such acts are in the best interests of the Debtors, their estates and creditors.

7. The Agreement represents the highest and best offer received by Debtors for the Transferred Assets.

8. The sale consideration to be realized by Debtors pursuant to the Agreement is fair and reasonable and otherwise represent the best offer available for the Transferred Assets. .

9. None of the parties to the Agreement, or the Auction have engaged in any conduct that would cause or permit the Agreement to be avoided under Section 363(n) of the Bankruptcy Code. The transactions contemplated by the Agreement are undertaken by Debtors and AirTran at arm’s length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code, and such parties are entitled to the protections of section 363(m) of the Bankruptcy Code.

10. A sale of the Transferred Assets other than one free and clear of Liens, claims, and encumbrances would impact adversely on Debtors’ bankruptcy estates and would be of substantially less benefit to the estates of the Debtors.

11. The decision to assume and assign the Assumed Contracts is based on the reasonable exercise of the Debtors’ business judgment and is in the best interests of the Debtors’ estates.

12. AirTran has demonstrated adequate assurance of future performance with respect to the Assumed Contracts.

For all of the foregoing and after due deliberation, the Court hereby

ORDERS, ADJUDGES, AND DECREES THAT:

1. The Motion, the Agreement and the transactions contemplated thereby are hereby approved.

2. Pursuant to section 363(b) of the Bankruptcy Code, Debtors are authorized to sell the Transferred Assets to AirTran upon the terms and subject to the conditions set forth in the Agreement.

3. Each of Debtors and AirTran is hereby authorized to take all actions and execute all documents and instruments that Debtors and AirTran deem necessary or appropriate to implement and effectuate the transactions contemplated by the Agreement.

4. The sale of the Transferred Assets to AirTran shall be free and clear of Liens (other than Liens created by AirTran) pursuant to section 363(f) of the Bankruptcy Code whatsoever known or unknown including, but not limited to, any of the Debtors’ creditors, vendors, suppliers, employees or lessors and that AirTran shall not be liable in any way (as successor entity or otherwise) for any claims that any of the foregoing or any other third party may have against any of the Debtors, provided further that, with regard to employees’ claims, the free and clear delivery of the Assets shall include, but not be limited to, all asserted or unasserted, known or unknown, employment related claims, payroll taxes, employee contracts, employee seniority accrued while employed with any of the Debtors and successorship liability, with any and all valid and enforceable Liens thereon, including those asserted by Debtors’ secured lenders, to be transferred, affixed, and attached to the net proceeds of such sale, with the same validity, priority, force, and effect as such Liens had upon the Transferred Assets immediately prior to the Closing.

5. Subject to the payment by AirTran to Debtors pursuant to sections 363 and 365(a) of the Bankruptcy Code of the consideration provided for in the Agreement, the sale of the Transferred Assets by Debtors to AirTran shall constitute a legal, valid, and effective transfer of the Transferred Assets and shall vest AirTran with all right, title, and interest of Debtors in and to the Transferred Assets free and clear of all Liens pursuant to section 363(f) of the Bankruptcy Code, effective as of the Closing.

6. The sale of the Transferred Assets to AirTran under the Agreement will constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the States of New York and Delaware.

7. AirTran is hereby granted the protections provided to a good-faith purchaser under section 363(m) of the Bankruptcy Code.

8. All amounts to be paid to AirTran pursuant to the Agreement shall constitute administrative expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be immediately payable if and when any such obligations of Debtors arise under the Agreement, without any further order of the Court; provided, however, that Debtors shall have the right to contest the validity and amount of such asserted claims.

9. Pursuant to sections 105(a) and 363 of the Bankruptcy Code, all Persons are hereby enjoined from taking any action against AirTran or AirTran’s Affiliates (as they existed immediately prior to the Closing) to recover any claim which such Person has solely against Debtors or Debtors’ Affiliates (as they exist immediately following the Closing).

10. Debtors are authorized to assign and transfer to AirTran all of Debtors’ rights, title and interest (including common law rights) to all of Debtors’ intangible property to be assigned and transferred to AirTran under the Agreement.

11. All objections and responses concerning the Sale Motion are resolved in accordance with the terms of this Order and as set forth in the record of the Hearing and to the extent any such objection or response was not otherwise withdrawn, waived, or settled, they are, and all reservations and rights therein are, overruled and denied.

12. AirTran has not assumed or otherwise become obligated for any of Debtors’ liabilities other than as set forth in Section 3.1 of the Agreement, and AirTran has not purchased any of the Excluded Assets. Consequently, all holders of Retained Liabilities against the Debtors are hereby enjoined from asserting or prosecuting any Claim or cause of action against AirTran or the Purchased Assets to recover on account of any liabilities other than Assumed Liabilities pursuant to Section 3.1 of the Asset Purchase Agreement or other than pursuant to this Order. All persons having any interest in the Excluded Assets are hereby enjoined from asserting or prosecuting any claim or cause of action against AirTran for any liability associated with the Excluded Assets.

13. The assumption and assignment of the Assumed Contracts is approved pursuant to section 365 of the Bankruptcy Code.

14. The Debtors shall pay any cure amounts payable to the other parties to the Assumed Contracts in accordance with section 365 of the Bankruptcy Code and the Agreement. AirTran shall assume obligations of the Debtors arising from and after the Closing under the Assumed Contracts and shall not assume any obligation other than the Assumed Contracts accruing thereunder prior to the Closing. Upon assumption and assignment of any Assumed Contract, the Debtors and the estates shall be relieved of any liability for breach of such Assumed Contract occurring after such assignment pursuant to section 365(k) of the Bankruptcy Code. Notwithstanding the foregoing, Debtors shall remain obligated to reimburse AirTran for any cure amounts payable by Debtors in accordance with section 365 under any Assumed Contract after the Closing.

15. AirTran has provided adequate assurance of its future performance under the Assumed Contracts and the proposed assumption and assignment of the Assumed Contracts satisfies the requirements of the Bankruptcy Code including, inter alia, sections 365(b)(1) and (3) and 365(f) to the extent applicable.

16. The Assumed Contracts are valid and binding, in full force and effect, and enforceable in accordance with their terms.

17. There shall be no rent accelerations, assignment fees, increases, or any other fees charged to AirTran as a result of the assignment of the Assumed Contracts, and the validity of the assumption, assignment and sale to AirTran shall not be affected by any dispute between either Seller and another party to an Assumed Contract regarding the payment of the “cure” amount.

18. All parties to the Assumed Contracts are forever barred and enjoined from raising or asserting against AirTran any assignment fee, default or breach under, or any claim or pecuniary loss, or condition to assignment, arising under or related to the Assumed Contracts existing as of the Closing or arising by reason of the Closing.

19. The Assumed Contracts, upon assignment to AirTran, shall be deemed valid and binding, in full force and effect in accordance with their terms, subject to the provisions of this Order, and, pursuant to section 365(k) of the Bankruptcy Code, Debtors shall be relieved from any further liability, except for any cure obligations as herein provided.

20. Pursuant to sections 363(b), 363(f) 365(a), 365(b) and 365(f) of the Bankruptcy Code, the assumption, assignment and sale to AirTran of the Assumed Contracts by the respective Seller thereto shall be effected by this Order.

21. The Assumed Contracts (as defined in the Agreement), together with any amendments and modification of such Assumed Contracts, constitute the Assumed Contracts that are being assumed by and assigned to AirTran by the Seller party thereto.

22. AirTran shall not be liable for any claims of the lessors or contract parties under the Assumed Contracts in respect of any claim or breach of an Assumed Contract that accrued prior to Closing.

23. This Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing.

24. The obligations of Debtors relating to Taxes shall be fulfilled by Debtors.

25. If any person or entity that has filed financing statements, mortgages, mechanics liens, lis pendens or other documents or agreements evidencing liens, encumbrances or claims of any kind or nature in the Transferred Assets (other than the Assumed Contacts) shall not have delivered the Debtors prior to the closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, release of all liens, encumbrances and claims of any kind and nature that the person or entity has with respect to the Transferred Assets or otherwise, then (a) Debtors hereby are authorized and directed to executed and file such statement, instruments, releases and other documents on behalf of the person or entity with respect to the Transferred Assets and (b) AirTran here by is authorized to tile, register, or otherwise record a certified copy of this order which, once filed registered or otherwise recorded, shall constitute conclusive evidence of the release of all liens, encumbrances an claims of any kind or nature whatsoever in the Transferred Assts (other than the Assumed Contracts).

26. This Court shall retain exclusive jurisdiction through the Bankruptcy Resolution Date to interpret and enforce the provisions of the Agreement, the Sale Procedures Order, and this Order in all respects and further to hear and determine any and all disputes between Debtors and/or AirTran, as the case may be, and any non-Debtors party to, among other things, any Assumed Contracts concerning, inter alia, Debtors’ assumption and assignment thereof to AirTran under the Agreement; provided, however, that in the event the Court abstains from exercising or declines to exercise such jurisdiction or is without jurisdiction with respect to the Agreement, Sale Procedures Order, or this Order, such abstention, refusal, or lack of jurisdiction shall have no effect upon, and shall not control, prohibit, or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

27. The provisions of this Order are non-severable and mutually dependent.

28. This Order shall inure to the benefit of AirTran, Debtors, and their respective successors and assigns, including but not limited to any chapter 11 or chapter 7 trustee that may be appointed in Debtors’ cases and shall be binding upon any trustee, party, entity or fiduciary that may be appointed in connection with these cases or any other or further cases involving Debtors, whether under chapter 7 or chapter 11 of the Bankruptcy Code.

29. Pursuant to section 1146(c) of the Bankruptcy Code, the transactions contemplated by the Agreement are determined to be under or in contemplation of a plan to be confirmed under section 1129 of the Bankruptcy Code in that the net proceeds of the sale of the Transferred Assets are essential and required to fund a chapter 11 plan for Debtors, and, therefore, are exempt from any transfer, stamp or similar tax or any so-called “bulk-sale” law in all necessary jurisdictions arising as a result of or in connection with Debtors’ sale and transfer of the Transferred Assets to AirTran.

30. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement and this Order.

31. This Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order and the Agreement.

Dated: , 2004
_______________, _____

IT IS SO ORDERED.

United States Bankruptcy Judge

SCHEDULES TO

ASSET ACQUISITION AGREEMENT

among

AIRTRAN AIRWAYS, INC.,

as Purchaser and Assignee,

and

ATA HOLDINGS CORP.

and

ATA AIRLINES, INC.,

as Sellers

November 16, 2004

SELLERS’ SCHEDULES TO ASSET ACQUISITION AGREEMENT

These Schedules are delivered pursuant to the Asset Acquisition Agreement (the “Agreement”), dated November 16, 2004, among AirTran Airways, Inc., a Delaware corporation (“AirTran”), and ATA Holdings Corp., an Indiana corporation (“Holdings”) and its wholly-owned subsidiary, ATA Airlines, Inc., an Indiana corporation (“ATA”). Holdings and ATA are hereafter collectively referred to as “Sellers”. Capitalized terms used in these Schedules and not otherwise defined herein have the meanings given to such terms in the Agreement.

The sections of these Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers except to the extent expressly provided in the Agreement.

Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected herein. Such additional matters are set forth for information purposes only, and do not imply that other matters of a similar nature are also included herein.

Any headings and subheadings included in these Schedules are for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in the Agreement.

Inclusion of any document, agreement, matter or other information in these Schedules do not constitute an admission or acknowledgment of the materiality or significance thereof or that disclosure thereof is warranted in connection with the execution and delivery of the Agreement.

All documents, agreements, matters or other information disclosed on any section of these Schedules shall also be deemed to be disclosed on all other sections of these Schedules, if applicable. Any cross-reference to another section of these Schedules shall include a reference to any attachments to such cross-referenced section.

Schedule 2.3

Ground Support Equipment

Attached is a list showing all Ground Support Equipment including Ground Support Equipment at excluded stations.

Schedule 6.4

Third Party Options

None

Schedule 6.6

Consents and Approvals

Approval of applicable airport authorities with respect to Station Leases assumed by AirTran

Schedule 6.7

Permits

Transferable slots identified on Schedule 6.12 and the following:

Number	Permit		Address (no PO Boxes)	Expiration Date
	1	City of Chicago Business License	5245 W 55th Street Chicago, IL 60638	2/15/2005
	2	City of Chicago Business License	5240 W 63rd Street Chicago, IL 60638	2/15/2005
	3	City of Chicago Business License	5700 S Cicero Chicago, IL 60638	2/15/2005

All of foregoing permits require the consent of the appropriate governmental authority before they would accrue to the benefit of AirTran.

Schedule 6.11

Assumed Contract Consents

Each of the Assumed Contracts, including the Station Leases and those listed in Schedules 6.15(b), 6.15 (k) and 6.12, require the consent of all parties thereto, other than sellers, for the assignment to AirTran.

Schedule 6.12

Slot Agreements

DCA

SLOT NBR 11013 0900 DOT ORDERS 2000-7-1 AND 2000-7-2 (Air-21)

SLOT NBR 11014 1400 DOT ORDERS 2000-7-1 AND 2000-7-2 (Air-21)

SLOT NBR 11015 1700 DOT ORDERS 2000-7-1 AND 2000-7-2 (Air-21)

SLOT NBR 11016 1900 DOT ORDERS 2000-7-1 AND 2000-7-2 (Air-21)

Pursuant to 49 U.S.C. 41718(b)

Docket OST-2000-7182

SLOT NBR 1022 2100 (4119/1300) DOT ORDER 2003-9-30

SLOT NBR 1126 2100 (4122/1400) DOT ORDER 2003-9-30

Pursuant to 49 U.S.C. 41714(d)

Docket OST-2003-15968

SLOT NBR 1219 0600 Pursuant to request dated 28 August 00 requesting Allocation of low demand

SLOT NBR 1598 2200 Pursuant to request dated 28 August 00 requesting Allocation of low demand

LGA

SLOT NBR 4306       0930A     DOT ORDERS 98-4-22

SLOT NBR 4360       1530A     DOT ORDERS 98-4-22

SLOT NBR 4361       0603D     DOT ORDERS 98-4-22

SLOT NBR 4362       1030D     DOT ORDERS 98-4-22

SLOT NBR 4363       1700D     DOT ORDERS 98-4-22

SLOT NBR 35083     0800D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35084     1300A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35085     1400D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35086     1700A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35087     1830A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35088     1930D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35165     2100A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35166     2130A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 3742       2330A/DAY 6 PER REQUEST 05FEB01

SLOT NBR 35034     0830D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35037     1130D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35108     1330A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35077     1530A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35042     1630A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35047     1830D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 35112     1900A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 30058     2330A     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 30024     0600D     DOT ORDERS 2000-4-10 (Air-21)

SLOT NBR 3647     2330A/DAY 6 SLOT NBR CNG – ALLOCATED PERM 19DEC03

Slot numbers 1022 and 1126, both permanently recorded at 2100 hours but which, upon request, DOT permitted in September 2004 to be moved to 1300 and 1400 hours. These two slots are subject to two tiers of restrictions. The first tier derives from FAA regulations applicable to the transfer of slots obtained by lottery, which as applied here limit any transfer only to a new entrant or limited incumbent carrier until approximately October 2005. The second tier derives from the OST “slot slide” Order, which specifies that the retimed slots are not transferable and may only be used to serve the DCA/Chicago Midway market.

Schedule 6.13

Casualty

None

Schedule 6.15(a)

Midway Gates

Concourse	Gate
A	4a
A	4b
A	9
A	10
A	11
A	12
A	14
A	15
A	16
A	17
A	18
A	19
B	25
B	26

Actual Annual Airport Fees and Charges Paid for 2003 at Midway:

Landing Fees	$5,643,168
Terminal Rentals	$3,177,292
Terminal Ramp Fees	$460,651
FIS Fees	$1,097,710
Equipment Fees	$1,559,299
Fueling Fees	$288,109

Total	$12,226,229	*

*	According to a preliminary audit, ATA overpaid the City of Chicago $1,845,606 for all fees paid for 2003. To date, ATA has received approximately $600,000 of the $1.8M it is owed.

Schedule 6.15(b)

Gate Leases

1 Sublease Agreement covering Midway hangar and ramp by and between Signature Flight Support Corporation and ATA covering real property located at Chicago Midway Airport, Chicago, Illinois, effective October 1, 2000.

2 Right of Entry Agreement at Chicago Midway Airport.

Schedule 6.15(c)

Gate Property Leases

The Facilities Lease, the Right of Entry Agreement, and the Station Leases.

Schedule 6.15(d)

Ground Equipment Leases

1	Equipment Schedule No. 03 of Master Equipment Lease Agreement between Keycorp Leasing, A Division of Key Corporate Capital, dated March 28, 2001. Expires March 27, 2008.

2	Equipment Schedule No. 04 of Master Equipment Lease Agreement between Keycorp Leasing, A Division of Key Corporate Capital, dated June 22, 2001. Expires June 21, 2008.

Schedule 6.15(e)

Owned Gate Items

Attached is a list showing all Owned Gate Items.

Schedule 6.15(i)

Deferred Maintenance for Gate Items / Construction Defects

None

Schedule 6.15(k)

Midway and Stations Service Agreements

Number	Name of Counterparty	Nature of Contract	Counterparty Address (no P.O. Boxes)
1	Air Tran	Cargo Handling-LAX/MDW	9955 Air Tran Blvd
Orlando, FL 32827

2	Aloha Airlines, Inc.	Cargo & GHA - LIH & OGG	P.O. Box 30028
		Cargo & GHA - HNL	Honolulu, HI 96820

3	America West Airlines, Inc.	Cargo DEN	4000 E. Sky Harbor Blvd.
Phoenix, AZ 85034

4	American Airlines, Inc.	GHA, Lease PIT/De-icing	4333 Amon Carter Blvd / MD 5452
		Glycol Sales CLT	Fort Worth, TX 76155

5	American Security, LLC	Armored Car Svc MSP	1717 University Avenue
St. Paul, MN 55104

6	Aramark Aviation Services	Blanket Cleaning IND	2300 Warrenville Rd
		Blanket Cleaning LAX	Downers Grove, IL 60515-1700
Blanket Cleaning MDW

7	Armored Transport Northwest	Armored Car Svc SEA	1401 East Yesler Way
Seattle, WA 98122

8	Armored Transport Texas, Inc.	Armored Car Svc DFW	2311 Motor Street
Dallas, TX 75235

9	Aircraft Service International, Inc.	De-icing DEN	201 South Orange Ave, Suite 1100
		(Interline Baggage Agreement-	Orlando, FL 32801
LAX, Cargo Handling EWR &
PIE)

10	Airport Terminal Services, Inc.	GHA BOS	500 Northwest Plaza, Suite 1100
		GHA CLT/De-icing	St. Louis, MO 63074
GHA DCA/De-icing
GHA FLL
GHA LAX
GHA MCO
GHA MSP/De-icing

11	Aloha Airlines, Inc	GHA HNL	P.O. Box 30028
		GHA LIH	Honolulu, HI 96820
GHA OGG

12	Bahamasair	ATA GHA MCO	P.O. Box 99760
Miami, FL 33299

13	Brink’s U.S.	Armored Car Svc MCO	9900 Satellite Boulevard Orlando, FL 32837

14	Carula, S.A. De C.V.	Security Services GDL	Detroit No. 22 Piso I, Col. Noche Buena C.P. 03720 Mexico D.F.

15	Cobert Banking Courier	Armored Car Svc LGA	3375 Park Avenue Suite 3003 Wantagh, NY 11793

16	Continental Airlines, Inc.	De-icing EWR Cargo DFW Cargo MIA	1600 Smith, Mail Stop HQSGH Houston, TX 77002
Cargo MSP
Cargo PHL
Cargo SFO

17	COSICS	Security CUN	Detroit No. 22 Piso I, Col. Noche Buena
C.P. 03720 Mexico D.F.

18	Delta Air Lines, Inc.	De-icing Master Agreement	P.O. Box 20706 / 1010 Delta Blvd
Atlanta, GA 30320
		Cargo FLL	1600 Aviation Blvd.
2nd Floor, Domestic Cargo Bldg

19	DAL Global Services, Inc.	GHA PHL/De-icing	1007 Virginia Ave., Suite 100
		Ticket Checker CLT	Atlanta, GA 30354
De-icing Multiple Stns

20	Dunbar Armored, Inc.	Armored Car Svc CLT	50 Schilling Road
		Armored Car Svc DCA	Hunt Valley, MD 21031
Armored Car Svc PHX

21	Eulen de Seguridad Privada	Security Svcs PVR	Detroit No. 22 Piso I, Col. Noche Buena
C.P. 03720 Mexico D.F.

22	Evergreen Aviation Ground Logistics Enterprises, Inc.	Ferry GH Svcs IND	3850 Three Mile Lane McMinnville, OR 97128

23	Facility Services & Systems	Ticket Checker SEA	6100 Rockside Woods Blvd, Suite 355
Cleveland, OH 44131

24	FBO Av Center	De-icing PIT	300 Horizon Drive, Airside Business Park Pittsburgh International Airport Moon Township, PA 15108

25	Freedom Airline Services, LLC	Skycap Svcs DEN	3760 Wheeling St., Unit 3 Denver, CO 80239

26	Freeman Guards, Inc.	Ticket Checkers LIH	686 Ahua St. Honolulu, HI 96819

27	General Air Svcs, Inc.	GH AUA	Queen Beatrix Int’l Airport Oranjestad, Aruba D.C.

28	Gate Safe, Inc.	Vendor Screening MDW	1669 Phoenix Parkway, Suite 204
College Park, GA 30349

29	Gateway Security, Inc.	Skycaps EWR	604-608 Market St.
Newark, NJ 07105

30	Globe Aviation Svcs Corp.	Ticket Ckrs BWI Skycap Svcs IND	6220 N. Beltline Road Suite 220 Irving, TX 75063
Ticket Ckrs MSP

31	GlobeGround/Servisair	GH DEN	111 Great Neck Road
		GH DFW/De-icing	Great Neck, NY 11022
GH LAS
Cargo Hdlg/GH PHX/De-icing
GH RSW
GH SRQ
De-icing LGA

32	GMD Airline Services	GH SJU/Cargo Handling	Cargo Service Corp Bldg Suite E-5
Base Muniz, Luis Munoz Marin Int’l Arpt
Carolina, P.R. 00937-7667

33	Hawaii Skycap Svcs, LLC	Skycap Svcs HNL	P.O. Box 240011
Honolulu, HI 96824

34	Huntleigh USA Corp.	Skycap Svcs PIT Skycap Svcs SEA	10332 Old Olive Street Rd St. Louis, MO 63141

35	Kelly Skycap Services	Skycap Svcs PIE	1914 18th Avenue
Tampa, FL 33605

36	Loomis Fargo & Co.	Armored Car Svc PIE	802B North 12th Street
		Armored Car Svc RSW	Tampa, FL 33602

37	The Mark Travel Corp.	Pax Handling MSP	8907 N. Port Washington Rd. P.O. Box 1460 Milwaukee, WI 53201

38	Menzies Aviation Group Mexico	GH CUN GH CZM GH GDL	Torcuato Tasso 245-2nd Piso Col. Chapultepec Morales Mexico 11570, D.F.
GH PVR
GH ZIH

39	Mid-America Bldg Maintenance	Janitorial Svcs PHX	P.O. Box 1107 Wichita, KS 67201-1107

40	Pre-Flight Services, Inc.	Porter Svcs MCO	9425 Tradeport Drive Orlando, FL 32827

41	Prime Flight Services Aviation	Skycaps BOS	7135 Charlotte Pike, Suite 100
		Skycaps DCA	Nashville, TN 37209
Skycaps LGA

42	Prospect Services, Inc.	Aircraft Cleans MDW Aircraft Cleans IND	2130 S. Wolf Road Des Plaines, IL 60018
Skycap Svcs MDW
Wheelchair Svcs SFO

43	Quantem Aviation Svcs	Cargo Services CLT Cargo Services IND	175 Ammon Drive Manchester, NH 03103
Cargo Services MCO

44	Sky Aviation Services, Inc.	Skycaps PHL	430 Seneca Street
Lester, PA 19029

45	Signature/ASIG	GH BWI/De-icing	201 South Orange Ave, Suite 1100
	Signature/ASIG	GH EWR/De-icing	Orlando, FL 32801
	Signature/ASIG	GH PIE
	Signature/ASIG	De-icing BOS
	Signature/ASIG	De-icing CLT
	Signature/ASIG	De-icing MDW

	Signature/ASIG	De-icing IND
	Signature/ASIG	De-icing LGA
	Signature/ASIG	De-icing MSP

46	Swissport	GH LGA/De-icing	45025 Aviation Drive
	Swissport	GH MIA	Suite 350
	Swissport	GH SEA/De-icing	Dulles, VA 20166

47	UPS Aviation Services	System De-icing	Air Group Bldg/2B
1400 N. Hurstbourne Parkway
Louisville, KY 40223

48	Wackenhut	Wheelchairs OGG	4200 Wackenhut Drive #100
Palm Beach Gardens, FL 33410

49	Worldwide Flight Services, Inc	Cargo PIT	1925 W. John Carpenter Freeway, Suite 450
Irving, TX 75063

50	Menzies Aviation Group	GH SFO	8505 Freeport Parkway
Suite 100
Irving, TX 75063

51	United	Cargo Handling LGA	1200 East Algonquin Road
Elk Grove Township, IL 60007

52	USAirways	De-icing PHL	US Airways Building #1
3rd Floor
2000 Commerce Dr
RIDC Park West
Pittsburgh, PA 15275

53	Precise Power	MT	P.O. Box 1368, Cornelius, NC 28031

54	Reliable Fire	MT	12845 S. Cicero Ave. Alsip, IL 60803

55	Oak Brook Mech	MT	961 S. Route 83, Elmhurst, IL 60126-4993

56	Millard Maintenance	MT	7301 N. Cicero Ave. Lincolnwood,IL 60646

57	Oak Brook Mech	MT	961 S. Route 83, Elmhurst, IL 60126-4993

58	Frederick Brothers	MT	11900 S. Division St.Blue Island, IL 60406

59	One Source	MT	1436 Brook Dr. Downers Grove, IL 60515

60	Commerical Vending		8460 S. Thomas, Bridgeview, IL 60455

61	One Source	MT	1436 Brook Dr. Downers Grove, IL 60515

62	Commercial Vending		8460 S. Thomas, Bridgeview, IL 60455

63	Waste Management	MT	3800 S. Laramie Ave. Cicero, IL 60804

64	Brickman	MT	4627 Elm Ave., Brookfield, IL 60513

65	Servisair	Intoplane Fueling	111 Great Neck Road Great Neck, NY 11022

66	Servisair	Intoplane Fueling	111 Great Neck Road Great Neck, NY 11022

67	Servisair	Intoplane Fueling	111 Great Neck Road Great Neck, NY 11022

68	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

69	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

70	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

71	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

72	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

73	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

74	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

75	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

76	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

77	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

78	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

79	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

80	ASIG	Intoplane Fueling	201 South Orange Avenue, Suite 1100 Orlando, FL 32801

81	Bradley Pacific	Intoplane Fueling	100 Kaulele Place Honolulu, HI 96819

82	Bradley Pacific	Intoplane Fueling	100 Kaulele Place Honolulu, HI 96819

83	Bradley Pacific	Intoplane Fueling	100 Kaulele Place Honolulu, HI 96819

84	Swift Aviation	Intoplane Fueling	2602 Sky Harbor Blvd Phoenix, AZ 85034

85	Raytheon Aircraft Svcs.	Intoplane Fueling	6821 Pierson Drive Indianapolis, IN 46241

86	BOSFUEL	Fuel Consortium	P.O.Box 285294, Logan Intl. Airport Boston MA 02128

87	Allied	Fuel Consortium	11 Air Cargo Road Washington D.C 20001

88	ASIG	Fuel Consortium	11110 Quennsburg Street Denver, CO 80219

89	ASIG	Fuel Consortium	1815 Griffin Road, Suite 300 Dania, FL 33004

90	HFFC	Fuel Consortium	300 Rodgers Blvd. #62 Honolulu, HI 96819

91	LASFUEL	Fuel Consortium	575 Kittyhawk Las Vegas 89119

92	LAXFUEL	Fuel Consortium	9901 Laxfuel Road Los Angeles, CA 90045

93	ASIG	Fuel Consortium	1815 Griffin Road, Suite 300 Dania, FL 33004

94	Hookers Point	Fuel Consortium	1816 Griffin Road, Suite 300 Dania, FL 33004

95	AGI	Fuel Consortium	5401 South Laramie Avenue Chicago, IL 60638

96	Argo	Fuel Consortium	5402 South Laramie Avenue Chicago, IL 60638

97	ASIG	Fuel Consortium	5398 Northwest Drive Minneapolis, MN 55111

98	AGI	Fuel Consortium	P.O.Box 66131, Chicago O’Hare Intl. Airport Chicago, IL 60666

99	Swissport	Fuel Consortium	16000 Chamberlain Pkwy, SE Ft. Myers, FL 33913

100	SEATAC FUEL	Fuel Consortium	19540 International Blvd.-Suite 105 Seattle, WA 98188

101	SFOFUEL	Fuel Consortium	9901 Laxfuel Road Los Angeles, CA 90045

102	BOSFUEL FTZ	Fuel Consortium	P.O. Box 285294, Logan Intl. Airport Boston, MA 02128

103	Sublease with ATS for Operations Space	BOS GHA	Airport Terminal Services

500 Northwest Plaza, Suite 1100
St. Louis, MO 63074

104	Signature	DCA Mx Tire Cage (no lease)	201 S. Orange Ave., Suite 1205
Orlando, FL 32801

105	British Airways	DEN bag room (no lease)	British Airways
8400 Penn Blvd.
Denver, CO 80249

106	Sublease to Servisair by ATA	DEN	111 Great Neck Rd.
P.O. Box 355
Great Neck, NY 11022

107	American National	MDW (Citicorp Plaza Office Lease)	American National Bank & Trust Company
c/o Romanek Properties Ltd.

8410 W. Bryn Mawr
Chicago, IL 60631

108	Sublease with US Post Office	MDW	U.S. Postal Service
Midway Temp Space – Midway ARA
Chicago, IL 60600

109	Northwest	MSP secondary gate use	5101 Northwest Dr
St. Paul, MN 55111-3034

110	UAL	MSP (400 hz power)	1200 East Algonquin Rd
Elk Grove Township, IL 60007

Schedule 6.16(a)

Environmental Compliance

ATA is not aware of any noncompliance with applicable Environmental Laws except as listed below:

1. City and county of San Francisco v. Atlantic Richfield company. This is a case which the city is trying to locate possible parties in a fuel spill clean up.

2. Metropolitan Airport Commission Minneapolis/St. Paul. The city is trying to get all carriers to help pay the cost of the Federal order in regards to deicing fluid discharge into the storm water sewers which is discharged to the river.

3 Puerto Rico Ports Authority. The PRPA wants the Air carriers to help pay their fees for fines from the U.S. EPA in regards to storm water discharge and for not having a storm water plan. They are also requiring all carriers to have a storm water permit.

4. Newark Liberty International. The city is requiring all carriers to have a nopoint pollution control plan and permit.

The Sellers are not aware of any orders, decrees, or other agreements relating to any of the Sellers’ properties issued pursuant to or entered into under any Environmental Law.

Schedule 6.16(b)

Environmental Claims

See Schedule 6.16(a)

Schedule 6.16(c)

Environmental Allegations

See Schedule 6.16(a)

Schedule 6.16(d)

Environmental Sites

See Schedule 6.16(a)

Schedule 6.17

Taxes

None

Schedule 6.l8

Routes

AUAMDW	LGAMDW
BOSMDW	MCOMDW
CLTMDW	MDWMIA
CUNMDW	MDWMKE*
CZMMDW	MDWMLI*
DAYMDW*	MDWMSN*
DCAMDW	MDWMSP*
DENMDW	MDWOGG
DFWMDW	MDWPHL
DSMMDW*	MDWPHX
EWRMDW	MDWPIE
FLLMDW	MDWPIT
FNTMDW*	MDWRSW
FWAMDW*	MDWSBN*
GDLMDW	MDWSEA
GRRMDW*	MDWSFO
HNLMDW	MDWSJU
INDMDW*	MDWSPI*
LASMDW	MDWSRQ
LAXMDW	MDWTOL*

*	Operated by ATA Connection

Schedule 6.19

Intellectual Property

None

Schedule 6.20(a)

Leased Real Estate Assets

All Leased Real Estate Assets are described in the Facilities Lease and the Station Leases.

Schedule 6.20(e)

Impaired Leased Real Estate Assets

None